UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12
ARCUTIS BIOTHERAPEUTICS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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ARCUTIS BIOTHERAPEUTICS, INC.
3027 Townsgate Road, Suite 300
Westlake Village, CA 91361
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2025
To the Stockholders of Arcutis Biotherapeutics, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Arcutis Biotherapeutics, Inc., a Delaware corporation (the “Company”), will be held virtually on June 12, 2025, at 7:30 a.m. Pacific Time. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/ARQT2025 by using the 16-digit control number that appears on the accompanying Proxy Card (printed in the box and marked by the arrow) and the instructions that accompanied these proxy materials.
The Annual Meeting will be held for the following purposes:
1.To elect three Class II directors to hold office until the 2028 annual meeting of stockholders or until their successors are elected;
2.To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2025;
3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on April 15, 2025 (the “Record Date”), can vote at this meeting or any adjournments that take place.
The Board of Directors recommends that you vote:
•“FOR” the election of the director nominees named in Proposal No. 1 of the Proxy Statement;
•“FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2025; and
•“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2024, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ Todd Franklin Watanabe
Todd Franklin Watanabe
President, Chief Executive Officer and Director
Westlake Village, California
April 29, 2025

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ARCUTIS BIOTHERAPEUTICS, INC.
3027 Townsgate Road, Suite 300
Westlake Village, CA 91361
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
June 12, 2025
We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Arcutis Biotherapeutics, Inc. (referred to herein as the “Company”, “Arcutis”, “we”, “us” or “our”), is soliciting your proxy to vote at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 12, 2025, at 7:30 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/ARQT2025. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.
•This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.
•The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.
In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us, Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.
Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of April 15, 2025 (the “Record Date”), for the first time on or about April 29, 2025. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financials” section of our website at https://investors.arcutis.com/investor-relations.
The only outstanding voting securities of Arcutis are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 119,199,222 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting, present in person or represented by proxy, are required to hold the Annual Meeting.

Information about the Proxy Process and Voting
Why am I receiving these materials?
We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting via internet to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.
This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card will be first made available for access by our stockholders on or about April 29, 2025, to all stockholders of record entitled to vote at the Annual Meeting.
Who can vote at the Annual Meeting?
Stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 119,199,222 shares of common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting, with no cumulative voting rights. You will need to obtain your own internet access if you choose to attend the Annual Meeting online and/or vote over the internet.
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Equiniti Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?”) to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.
What am I being asked to vote on?
There are three matters scheduled for a vote:
•Proposal No. 1 – the election of three Class II directors to hold office until our 2028 annual meeting of stockholders;
•Proposal No. 2 – the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
•Proposal No. 3 – the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting. The Board knows of no other matters that will be presented for consideration at the Annual Meeting.
What is the Board’s voting recommendation?
The Board recommends that you vote your shares:
•“FOR” the election of the director nominees;
•“FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025; and
•“FOR” the approval, on a non-binding advisory basis, of the compensation of the named executive officers.
How do I vote?
For Proposal No. 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposal Nos. 2 and 3, you may vote “For” or “Against” or abstain from voting.
Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.
The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other agent:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the virtual Annual Meeting. Alternatively, you may vote by proxy, by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the virtual Annual Meeting and vote by following the instructions described below. In such case, your previously submitted proxy will be disregarded.
•At the Annual Meeting – To vote by attending the virtual Annual Meeting, vote your shares at www.virtualshareholdermeeting.com/ARQT2025 during the Annual Meeting. You will need the 16-digit control number which appears on the accompanying Proxy Card (printed in the box and marked by the arrow) and the instructions that accompanied these proxy materials. For additional details on the virtual meeting, please see page 7 of this Proxy Statement.
•By Mail – To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.
•Via the Internet – To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.
•By Telephone – To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you will receive a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. To vote at the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
Who counts the votes?
Broadridge Financial Solutions, Inc. (“Broadridge”), has been engaged as our independent agent to tabulate stockholder votes and a representative of Broadridge will act as inspector of election (“Inspector of Election”).
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting are present in person (or by remote communication, if applicable) or represented by proxy. Shares are considered present “in person” if voted by the holder of those shares during the Annual Meeting or by proxy. On the Record Date, there were 119,199,222 shares outstanding and entitled to vote. Accordingly, 59,599,612 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
If there is no quorum, either the Chair of the Annual Meeting or the holders of a majority of the shares entitled to vote who are present in person (or by remote communication, if applicable) or represented by proxy at the Annual Meeting may adjourn the Annual Meeting to another time or place.
How many votes are needed to approve each proposal?
Proposal No. 1 (the election of director nominees) requires the approval of a plurality of the votes cast. This means that the three nominees who receive the most affirmative “For” votes will be elected as directors to our Board. Votes withheld and broker non-votes are not considered votes cast and thus will have no effect on the outcome of this proposal.
Proposal No. 2 (the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025) requires the majority of the votes cast. Abstentions and broker non-votes are not considered votes cast and thus will have no effect, however, Proposal No. 2 is considered to be a “routine” matter under applicable laws and thus we do not expect any broker non-votes.
Proposal No. 3 (the non-binding advisory vote to approve the compensation of the named executive officers) requires the majority of votes cast. Abstentions and broker non-votes are not considered votes cast and thus will have no effect. This vote is advisory and not binding on us, our Board, or our Compensation Committee.
What is a vote withheld and an abstention and how will they be treated?
A vote withheld (in the case of the proposal regarding the election of director nominees) or an abstention (in the case of the proposal regarding the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025) represents a stockholder’s affirmative choice to decline to vote on a proposal. As a result, votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of director nominees. Abstentions have no effect on the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm.
What are “broker non-votes”?
A “broker non-vote” occurs when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other agent holding the shares as to how to vote on “non-routine” proposals. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other agent can still vote the shares with respect to matters that are considered to be “routine” under the applicable rules but cannot vote with respect to “non-routine” matters. On non-routine matters, any “uninstructed shares” may not be voted by the broker, bank or other agent and are considered to be “broker non-votes.”
Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.
If you own shares through a nominee, such as a broker, bank or other agent, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.
Which proposals are routine and which are non-routine?
The following proposal is considered a routine matter:
•Proposal No. 2 (the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025).
A broker, bank or other agent generally has discretionary voting power with respect to such proposal and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.
The following proposals are considered non-routine matters:
•Proposal No. 1 (the election of director nominees); and
•Proposal No. 3 (the non-binding advisory vote to approve the compensation of the named executive officers).
A broker, bank or other agent generally cannot vote with respect to such proposals without voting instructions from the respective beneficial owner and therefore there may be broker non-votes on such proposals. If you own shares through a nominee, such as a broker, bank or other agent, and do not instruct your nominee how to vote your shares for these proposals, the nominee will inform the Inspector of Election that it does not have the authority to vote on the matter with respect to your shares, which is referred to above as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposal No. 1 and Proposal No. 3.
What if I return a Proxy Card but do not make specific choices?
If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.
Who is paying for this proxy solicitation?
We have retained Morrow Sodali LLC, 333 Ludlow Street, Fifth Floor, South Tower, Stamford, CT 06902, to assist in the solicitation of proxies for a fee of approximately $10,000, plus distribution costs and other costs and expenses. We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways on or before the close of voting for the Annual Meeting:
•You may submit another properly completed proxy with a later date.
•You may grant a subsequent timely proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361.
•You may attend the virtual Annual Meeting and vote at the meeting by following the instructions described above. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, banker or other agent, you should follow the instructions provided by your broker, bank or other agent to change your vote or revoke your proxy.
How do I attend the virtual Annual Meeting?
The live audio webcast of the Annual Meeting. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/ARQT2025. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.
If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:
•Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ARQT2025.
•Assistance with questions regarding how to attend and participate via the internet will be provided at www.virtualshareholdermeeting.com/ARQT2025 on the day of the Annual Meeting.
•Webcast starts at 7:30 a.m. Pacific Time.
•You will need your 16-digit control number on the proxy card or voting instruction form.
Can I submit questions prior to or at the virtual Annual Meeting?

Stockholders may submit questions and vote on the day of, or during, the Annual Meeting on www.virtualshareholdermeeting.com/ARQT2025. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card or voting instruction form to submit questions and vote at our Annual Meeting. We intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the Annual Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than three questions from a single stockholder.
Is technical assistance provided before and during the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in time or meeting time, or you have any questions regarding how to use the virtual meeting platform, please call the technical support number that will be posted on the virtual shareholder meeting log-in page.
When are stockholder proposals due for next year’s Annual Meeting?
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must submit the proposal to our Corporate Secretary at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 no later than December 30, 2025.
Stockholders intending to present a proposal at the 2026 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements in our bylaws. Our bylaws require, among other things, that our Corporate Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to June 12, 2026. Therefore, we must receive notice of such a proposal or nomination for the 2026 Annual Meeting of Stockholders no earlier than the close of business on February 27, 2026 and no later than the close of business on March 29, 2026. The notice must contain the information required by the bylaws, a copy of which is available upon request to our Corporate Secretary. In the event that the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 12, 2026, then our Corporate Secretary must receive such written notice not earlier than the close of business on the 105th day prior to the 2026 Annual Meeting and not later than the close of business on the 75th day prior to the 2026 Annual Meeting or, if later, the close of business on the 10th day following the day on which public disclosure of the date of such annual meeting is first made by us. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules, any notice of director nomination submitted to the Company must include the additional information required by Rule 14a-19 under the Exchange Act no later than April 13, 2026.
We intend to file our Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxy for our 2025 Annual Stockholders Meeting. Stockholders may obtain our Proxy Statement (and any amendments or supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the Company’s website at www.sec.gov.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS
Board Size and Structure
Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
The Board currently consists of 9 seated directors, divided into the three following classes:
•Class II directors: Bhaskar Chaudhuri, Ph.D, Sue-Jean Lin, and Howard G. Welgus, M.D., whose current terms will expire at the Annual Meeting;
•Class III directors: Patrick Heron, Neha Krishnamohan, and Todd Franklin Watanabe, whose current terms will expire at the annual meeting of stockholders to be held in 2026; and
•Class I directors: Terrie Curran, Halley Gilbert and Keith Leonard, Jr., whose current terms will expire at the annual meeting of stockholders to be held in 2027.
At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders and until each such director’s successor is duly elected and qualified, or until such director's earlier death, resignation, disqualification or removal.
Mr. Chaudhuri, Ms. Lin and Dr. Welgus have been nominated to serve as Class II directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders and until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation, disqualification or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of these three nominees. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

The following table sets forth, for the Class II nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 15, 2025, tenure on the Board, and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class II Directors whose terms expire at the Annual Meeting of Stockholders
Bhaskar Chaudhuri (2)	69	Director	2016
Sue-Jean Lin (1) (3)	66	Director	2021
Howard G. Welgus, M.D. (3)	73	Director	2020

Class III Directors whose terms expire at the 2026 Annual Meeting of Stockholders
Patrick J. Heron (2)	54	Director	2017
Neha Krishnamohan (1)	38	Director	2022
Todd Franklin Watanabe	57	President, Chief Executive Officer and Director	2017

Class I Directors whose terms expire at the 2027 Annual Meeting of Stockholders
Terrie Curran (3)	56	Director	2020
Halley E. Gilbert (1)	55	Director	2020
Keith R. Leonard, Jr. (2)	63	Chairman and Director	2021
(1)Member of the Audit Committee.
(2)Member of the Compensation Committee.
(3)Member of the Nominating and Corporate Governance Committee.
Nominees for Election to a Three-Year Term Expiring at the 2028 Annual Meeting of Stockholders

Bhaskar Chaudhuri, Ph.D. has served as a member of our board of directors since April 2016, has served as the Chair of the Compensation Committee since 2020 and is one of our co-founders. Since January 2023, he has been the Senior Advisor at Frazier Life Sciences. From June 2011 to January 2023, Mr. Chaudhuri served as the Operating Partner at Frazier Healthcare Ventures. Prior to that time, Dr. Chaudhuri served as President of Valeant Pharmaceuticals International, Inc. (currently Bausch Health) from January 2009 to September 2010. Prior to joining Valeant, Dr. Chaudhuri served for seven years as President and Chief Executive Officer of Dow Pharmaceutical Sciences, Inc. and as a member of its board of directors from 2003 to 2008, at which time Dow was acquired by Valeant. Prior to that, Dr. Chaudhuri served as Executive Vice President of Scientific Affairs at Bertek Pharmaceuticals, Inc., a subsidiary of Mylan N.V., from September 2000 to March 2002. Prior to his position at Bertek, Dr. Chaudhuri served as the General Manager of the Dermatology Division of Mylan from September 1998 to August 2000. Dr. Chaudhuri joined Mylan through the acquisition of Penederm, Inc., where he worked from 1992 to 1998 in a number of senior positions before becoming the Vice President of Research and Development. Dr. Chaudhuri serves on the boards of directors of Tarsus Pharmaceutical, Inc., and previously served on the board of directors of Teligent, Inc. and Corium International, Inc. He also serves on the Advisory Board of the Johns Hopkins Berman Institute of Bioethics. Dr. Chaudhuri received a B.S. in Pharmacy and a M.S. in Industrial Pharmacy from Jadavpur University and a Ph.D. in Pharmaceutics from the University of Louisiana. We believe Dr. Chaudhuri is qualified to serve on our board of directors because of expertise in dermatology and his many years of experience in the pharmaceutical industry, including his prior positions in senior executive roles at major pharmaceutical companies.

Sue-Jean Lin has served as a member of our board of directors since June 2021 and has served as the Chair of the Audit Committee since September 2022. Ms. Lin retired in March 2025 from Alcon, where she held the position of Senior Vice President, Chief Information and Transformation Officer, and was a member of the Executive Committee. During her tenure at Alcon, she built and led a world-class global information technology organization and contributed to company’s success after its spin-off from Novartis in 2019. From 2016 to 2018, she served as a member of the Hill-Rom executive leadership team, serving in the capacity of senior vice president and chief information officer. In this role, she was instrumental in developing an innovative remote care in acute care settings that enhanced patient engagement and improved the effectiveness of healthcare professionals. From 1989 to 2015, she held multiple roles at Allergan (prior to it being acquired by AbbVie Inc.), including as the senior vice president and chief information officer, and as the regional chief financial officer, VP of Finance and Controller, for Europe, Middle East, Africa, and Asia Pacific. Ms. Lin holds a bachelor’s degree in accounting and a master’s degree in business administration from the University of Nevada, Reno. We believe Ms. Lin is qualified to serve on our board of directors because of her experience in senior executive positions in a number of industries, including healthcare, expertise in dermatology, and her financial, information technology, digital transformation, and cybersecurity expertise.

Howard G. Welgus, M.D. has served as a member of our board of directors since August 2020. Dr. Welgus served as our Chief Medical Officer from April 2017 to July 2020. From February 2016 to June 2018, Dr. Welgus served as the Chief Medical Officer at Verrica Pharmaceuticals Inc. Prior to joining Verrica, Dr. Welgus served as the Chief Medical Officer at Thesan Pharmaceuticals Inc. from September 2012 to November 2016 and served as the Chief Medical Officer at Nycomed US Inc. from May 2009 to November 2010. From 1999 to 2009, he served as the Vice President and head of the Dermatology and Inflammation therapeutic areas in Discovery at Pfizer Inc. in Ann Arbor, MI. Prior to joining the private sector, Dr. Welgus was a faculty member at Washington University for 17 years. Dr. Welgus is a board-certified dermatologist and received a M.D. from Washington University School of Medicine in St. Louis and a B.A. in Biology from Rice University. We believe that Dr. Welgus is qualified to serve on our board of directors because of his extensive knowledge of our business, expertise in dermatology and his experience in the biopharmaceutical industry.
Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders
Patrick J. Heron has been a member of our board of directors since April 2016. Since September 1999, Mr. Heron has been a managing general partner with Frazier Life Sciences, where he has been active in company formations and initial investments in various biotechnology companies, including Marcadia Biotech Inc., Calixa Therapeutics, Inc. and VentiRx Pharmaceuticals, Inc. He also led Frazier’s involvement in MedPointe Inc. Prior to joining Frazier, Mr. Heron helped develop McKinsey & Company’s west coast biotechnology consulting practice. From 2018 to 2025, Mr. Heron served on the board of directors of several private companies and the following public companies: Mirum Pharmaceuticals, Inc., and HilleVax, Inc. He previously served on the boards of directors including Vaxcyte, Inc. (2017 to 2021), Passage Bio, Inc. (2018 to 2021), Iterum Therapeutics, plc. (2014 to 2022), Imago Biosciences, Inc. (2014 to 2022), SanRemo Therapeutics Holdings Limited (2021 to 2024), Alpha-9 Theranostics, Inc. (2022 to 2025), Alceptor Therapeutics, Inc. (2021 to 2025), and MBX Biosciences, Inc. (2020 to 2025). Mr. Heron received a B.A. in Political Science from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard Business School. We believe that Mr. Heron is qualified to serve on our board of directors because of his investing and operations experience in the life sciences industry.
Neha Krishnamohan has served as a member of our board of directors since September 2022. Ms. Krishnamohan is currently the Chief Financial Officer and Executive Vice President, Corporate Development at Artiva Biotherapeutics, Inc., an off-the-shell NK cell therapy company focused on autoimmune and oncology indications. Previously, Ms. Krishnamohan served as Chief Financial Officer and Executive Vice President, Corporate Development at Kinnate Biopharma Inc., a publicly traded biopharmaceutical company from June 2021 until its acquisition by XOMA Corporation in April 2024. Prior to joining Kinnate, she was with Goldman Sachs where she held various roles since July 2008, most recently as Vice President in the Healthcare Investment Banking Group. During her tenure at Goldman Sachs, she advised a variety of biopharmaceutical company board of directors and management teams on a broad range of strategic financial matters; and executing financings and leading M&A transactions. Ms. Krishnamohan holds a B.S.E. with a double major in Biomedical Engineering and Economics from Duke University. We believe that Ms. Krishnamohan is qualified to serve on our board of directors because of her business and financial expertise, including capital markets, and her experience as a senior executive in the biopharmaceutical industry.

Todd Franklin Watanabe has served as our President and Chief Executive Officer, and as a member of our board of directors, since April 2017. Prior to joining Arcutis Biotherapeutics, he served as co-founder and Chief Operating Officer of Kanan Therapeutics, Inc., a cardiovascular drug development company from December 2015 to February 2018, and before that, he served as Vice President of Strategy and Corporate Development at Kythera Biopharmaceuticals Inc. from October 2013 to November 2015. Mr. Watanabe was an executive at Amgen Inc. from 2005 to 2013, where he was involved in the development of Repatha for hyperlipidemia and Aimovig for migraine, and worked on the U.S. marketing of Enbrel in both dermatology and rheumatology. Previously, he was an executive with Eli Lilly and Company, and an official in the U.S. Government. He was also a commissioned officer in the U.S. Navy Reserves for 25 years. Mr. Watanabe received his M.A. in National Security Studies, and his B.A. in International Relations, both from Georgetown University. We believe that Mr. Watanabe is qualified to serve on our board of directors because of his expertise in dermatology and experience with biotechnology companies, including working with and serving in various executive positions in life sciences companies.

Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders

Terrie Curran has served as a member of our board of directors since November 2020 and has served as the Chair of the Nominating and Corporate Governance Committee since 2021. Ms. Curran served as the Chief Executive Officer and President of Phathom Pharmaceuticals, Inc., a late clinical-stage biopharmaceutical company focused on developing and commercializing new treatments for gastrointestinal diseases, from December 2019 to March 2025, and served as a member of its board of directors since August 2019 to March 2025. From November 2016 to 2023, Ms. Curran served as a member of the board of directors of Myovant Sciences Ltd., a clinical-stage biopharmaceutical company with a focus on treatments for women suffering from uterine fibroids, endometriosis and infertility and men suffering from prostate cancer. Ms. Curran previously served as the President, Global Inflammation and Immunology (I&I) Franchise at Celgene Corporation and a member of its Executive Committee from April 2017 until November 2019. Ms. Curran joined Celgene in 2013 as the U.S. Commercial Head of the I&I Franchise and built the capabilities and recruited the teams that executed the successful launch of OTEZLA, before becoming Head of Worldwide Markets. Prior to joining Celgene, she served as Senior Vice President and General Manager - Global Women’s Health at Merck & Co. Before joining Merck, Ms. Curran held a number of Country General Manager positions at Schering-Plough and Pharmacia across Europe and Asia Pacific. She previously served on the board of H. Lundbeck A/S, a global pharmaceutical company. Ms. Curran holds a Graduate Diploma of Marketing and a Bachelor of Applied Science (B.A.S.) from the University of Technology, Sydney. We believe Ms. Curran is qualified to serve on our board of directors because of her expertise in dermatology and years of experience in the pharmaceutical industry, including positions in senior executive roles at major pharmaceutical companies.

Halley E. Gilbert has served as a member of our board of directors since May 2020. Ms. Gilbert is currently the Chief Legal Officer of CARGO Therapeutics, a cell therapy company focused on oncology indications. From August 2021 through April 2022, Ms. Gilbert served as Chief Legal Officer of NeoGenomics Laboratories, a cancer diagnostics company. From July 2020 to August 2021, Ms. Gilbert served as Chief Operating Officer of Invivyd, Inc. (formerly, Adagio Therapeutics), a clinical stage company developing antibodies for infectious diseases. Prior to Invivyd, Ms. Gilbert held various roles at Ironwood Pharmaceuticals from February 2008 through February 2020, including Senior Vice President for Corporate Development, Chief Administrative Officer, and Chief Legal Officer. Prior to joining Ironwood Pharmaceuticals, Ms. Gilbert was Vice President, Deputy General Counsel at Cubist Pharmaceuticals, Inc. and previously served as a corporate counsel at Genzyme Corp., prior to its acquisition by Sanofi. She began her career at Skadden, Arps, Slate, Meagher & Flom LLP, where she specialized in mergers and acquisitions and securities law. Ms. Gilbert currently serves on the board of directors, including as chair of the nominating and corporate governance committee and a member of the audit committee, of each of Vaxcyte, Inc., a biopharmaceutical company developing vaccines for infectious disease targets, and CytomX Therapeutics, Inc., a biopharmaceutical company focused on the development of therapeutic cancer treatments. Ms. Gilbert previously served on the board of directors of Dermira, Inc. (acquired by Eli Lilly and Company), a commercial-stage company focused on medical dermatology, and Achaogen, Inc. (acquired by Cipla), a commercial-stage biopharmaceutical company that developed novel antibacterial therapies. Ms. Gilbert holds a B.A. in Political Science from Tufts University and J.D. from Northwestern University School of Law. We believe that Ms. Gilbert is qualified to serve on our board of directors because of her significant experience launching new medicines and her in-depth knowledge of legal matters, corporate and business development, compliance and government affairs from her extensive biopharmaceutical industry experience.

Keith R. Leonard, Jr., has served as a member of our board of directors since September 2021 and has served as the Chair of our board of directors since November 2024. Mr. Leonard is chairman of the board of Unity Biotechnology Inc. where he served as chief executive officer from 2016 to 2020, and currently serves on the board of robotic surgery pioneer Intuitive Surgical. Previously, Mr. Leonard served as the chief executive officer of Kythera Biopharmaceuticals from its founding in 2005 to its acquisition by Allergan plc in 2015. Before Kythera, Mr. Leonard spent 13 years at Amgen, ultimately as senior vice president and general manager of Amgen Europe, where he ran all commercial operations in 28 countries. Prior to that position, Mr. Leonard ran Amgen’s manufacturing operations in Europe, established Amgen’s presence in inflammation, served as head of information management, and had leadership roles in sales and marketing, engineering, operations, and finance. Mr. Leonard previously served as an independent director of Sanifit Laboratories SA (a privately held clinical-stage biopharmaceutical company), Sienna Biopharmaceuticals, Inc., Anacor Pharmaceuticals, Inc., Affymax, Inc., and ARYx Therapeutics, and was a venture partner with ARCH Venture Partners. He holds a Master of Business Administration from the Anderson School of Management, University of California, Los Angeles, a Master of Science in mechanical engineering from University of California, Berkeley, a Bachelor of Arts in history from University of Maryland, College Park, and a Bachelor of Science in engineering from University of California, Los Angeles. We believe Mr. Leonard is qualified to serve on the board of directors because of his years of experience as an executive in the pharmaceutical industry, his expertise in dermatology and deep commercial expertise.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NAMED CLASS II DIRECTOR NOMINEES

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PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of our Board has engaged Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2025, and is seeking ratification of such selection by our stockholders at the Annual Meeting. EY has served as the Company’s independent registered public accounting firm since 2019. Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Principal Accountant Fees and Services
The following table provides information regarding the fees incurred for services related to the fiscal years ended December 31, 2024 and 2023, by EY, our independent registered public accounting firm.

	Year Ended December 31,
	2024	2023
Audit Fees (1)	$2,242,058	$1,583,646
Tax Fees	131,114	260,390
Audit-Related Fees	—	—
All Other Fees	3,600	2,000
Total Fees	$2,376,772	$1,846,036
(1)Audit fees are for professional services rendered for the audits of our financial statements for the years ending December 31, 2024 and 2023; professional services rendered for the audit of our internal controls for the year ended December 31, 2024; reviews of quarterly financial statements; professional services rendered in connection with our registration statements and securities offerings; and other accounting and financial reporting consultation services billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees for 2024 include services associated with our “at-the market” offering program in January 2024 and equity offering completed in February 2024. Fees for 2023 include services associated with our equity offering completed in October 2023 and "at-the-market" offering program in December 2023.
The Committee concluded that the provision of these services by EY would not affect their independence.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent registered public accounting firm may be pre-approved. The Pre-Approval Policy provides that annual audit services engagement terms and fees are subject to the approval of the Audit Committee and delegates certain authority to the Chair of the Audit Committee to approve audit, audit-related, tax or permissible non-audit services, provided that the delegated services do not exceed 10% of the prior year actual costs for annual services provided by the independent registered public accounting firm, as established by the Audit Committee. Any services above the 10% limit require the approval of the full Audit Committee. The Pre-Approval Policy also provides that each pre-approval decision shall be communicated to the Audit Committee at its next scheduled meeting.
The Audit Committee considers whether services proposed to be performed by the independent registered public accounting firm are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service.
In connection with the Pre-Approval Policy, the Audit Committee will monitor the audit services engagement as necessary, and will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.
All services to the Company provided by the Company’s independent registered public accounting firm after the adoption of the Pre-Approval Policy in 2022 were approved in accordance with the Pre-Approval Policy.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.

a
AUDIT COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Arcutis Biotherapeutics, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://investors.arcutis.com/corporate-governance/governance-overview. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2024. The Audit Committee has discussed with Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit Committee has received the written disclosures and the letter from EY required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Audit Committee has discussed with EY their independence from the Company and its management. Finally, the Audit Committee discussed with EY, with and without management present, the scope and results of EY’s audit of such financial statements.
Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC. The Audit Committee has selected EY as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and is seeking ratification of such selection by the stockholders.

Audit Committee
Sue-Jean Lin, Chair
Neha Krishnamohan
Halley Gilbert

EXECUTIVE OFFICERS
The following is biographical information for our executive officers, including their ages as of April 15, 2025. In addition, as disclosed on April 10, 2025, the Board appointed Latha Vairavan, age 47, to serve as our Senior Vice President and Chief Financial Officer, effective immediately prior to the filing of our Quarterly Report on Form 10-Q for the three months ending March 31, 2025 with the Securities and Exchange Commission (the “Transition Date”).
Latha Vairavan has served as our Vice President, Finance and Corporate Controller since August 2024. She joined us in March 2020 and previously held positions as Vice President of Finance and Investor Relations and Executive Director, Financial Planning and Analysis. Prior to that, Ms. Vairavan worked at Amgen Inc. for 12 years, where she held various roles of increasing responsibility within the finance organization, culminating as Finance Director for US Value and Access. Ms. Vairavan started her career as a financial consultant working for accounting firms KPMG and Arthur Andersen. She holds a B.S. in Business Administration, Finance from the University of Southern California and is a licensed CPA in California.

Name	Age	Position(s)
Todd Franklin Watanabe	57	President, Chief Executive Officer and Director
Patrick E. Burnett, M.D., Ph.D.	53	Executive Vice President and Chief Medical Officer
Masaru Matsuda, JD	55	Senior Vice President, General Counsel and Corporate Secretary
L. Todd Edwards	61	Executive Vice President and Chief Commercial Officer
David Topper	66	Senior Vice President and Chief Financial Officer
Executive Officers

Mr. Watanabe’s biographical information is included above under “Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders.”
Patrick E. Burnett, M.D., Ph.D. has served as our Executive Vice President and Chief Medical Officer since December 2024 and prior as Senior Vice President and Chief Medical Officer since August 2020. Prior to that Dr. Burnett was the Chief Medical Officer at Verrica Pharmaceuticals since April 2018. Prior to that, Dr. Burnett was at Sun Pharmaceuticals where he was Associate Vice President of Clinical Development from September 2015 to March 2018, with oversight of the dermatology and rheumatology pipeline. Prior to Sun Pharmaceuticals, Dr. Burnett was at Novartis from 2010 to August 2015, most recently as Global Program Medical Director. He is a board certified dermatologist and was a member of the medical faculty at Vanderbilt University Medical Center as an Assistant Professor of Dermatology from 2004 to 2010. Dr. Burnett holds an M.D. and Ph.D. in neuroscience from Johns Hopkins School of Medicine and a B.S. in Biology and Biochemistry from the University of Iowa.

Masaru Matsuda, JD has served as our Senior Vice President, General Counsel and Corporate Secretary since January 2022. Mr. Matsuda most recently served as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary at Halozyme Therapeutics, Inc., where he worked from August 2018 through December 2021. Prior to Halozyme, Mr. Matsuda worked at Amgen for 18 years in positions of increasing responsibility with his last role serving as Vice President, Law, Global Commercial Operations, where he was responsible for strategic commercial legal support to the US Commercial Operations organization, as well as Medical Affairs, Compliance, Global Value, Access & Policy, Global Marketing, and Biosimilars divisions. Mr. Matsuda received a B.S. in Business Administration with a dual emphasis in Corporate Finance and International Finance from the University of Southern California, and J.D. from University of California College of the Law, San Francisco.

L. Todd Edwards has served as our Executive Vice President and Chief Commercial Officer since December 2024 and prior as Senior Vice President and Chief Commercial Officer since September 2023. Prior to joining the Company, Mr. Edwards served as Group Vice President, Business Head, Immunology at Incyte Corporation (“Incyte”), a multinational pharmaceutical company, since December 2020, where he was responsible for the commercialization of assets in Incyte’s dermatology business unit. Prior to Incyte, Mr. Edwards worked at UCB S.A., a global biopharmaceutical company, in a variety of capacities. From June 2019 to December 2020, Mr. Edwards served as Senior Vice President and Head of Global Immunology Operations and Strategy, during which time he led the global immunology business unit and portfolio. From June 2013 to June 2019, Mr. Edwards served as Senior Vice President and Head of U.S. Immunology, during which time he led the organization’s development and commercialization of on-market injectable biologic and pipeline immunology products in rheumatology, dermatology and gastroenterology. Prior to that, Mr. Edwards held senior roles at AbbVie and TAP Pharmaceuticals. In addition, Mr. Edwards is a decorated veteran of the U.S. Army. Mr. Edwards received a B.S. in Psychology from the East Tennessee State University and an M.B.A. from Embry-Riddle Aeronautical University.

David Topper has served as the Company’s Senior Vice President and Chief Financial Officer since April 2024 and will resign from his position, effective as of the Transition Date. Prior to joining the Company, Mr. Topper served as Chief Financial Officer of Inmagene Biopharmaceuticals Co. Ltd. (“Inmagene”), a global clinical stage pharmaceutical company, from August 2023. Prior to Inmagene, Mr. Topper held significant positions in various organizations, including serving as a partner for capital markets at General Atlantic, a global growth equity firm, from 2012 through 2019 and at Frazier Life Sciences (“Frazier”), a venture capital and public markets investment firm, from May 2021 to January 2023. Prior to that, Mr. Topper served as Senior Advisor for Capital Markets at Frazier from March 2020 until May 2021. He also acted as Chief Financial Officer and board director from October 2020 to November 2022 at Frazier Life Sciences Acquisition Corp., a special purpose acquisition company, and as Chief Financial Officer at NewAmsterdam Pharma Company N.V., a biopharmaceutical company acquired by Frazier Life Sciences Acquisition Corp., from January 2023 to March 2023. Previously, he served for six years as Co-Head of Equity Capital Markets, Vice Chairman, and Chairman of the Commitments Committee at J.P. Morgan, a financial institution. Prior to J.P. Morgan, Mr. Topper was at Morgan Stanley, a multinational investment bank and financial services company, for 22 years, where he held a number of leadership positions, including Co-Head of Equity Capital Markets and Managing Director. Mr. Topper has served as a director at Glassbox Ltd., a software company, since January 2024 and previously served on the board of Engility Corporation and its predecessor, an engineering and logistics services company, from January 2014 to January 2019, where he was a member of the compensation committee and the strategy committee. Mr. Topper also served on the board of Amherst Pierpont Securities and served on the compensation committee and the audit committee from 2014 to March 2022. Mr. Topper holds an M.B.A. from Stanford University and a B.A. in Economics and Political Science from Duke University.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at https://investors.arcutis.com/corporate-governance/governance-overview. The Audit Committee and Nominating and Corporate Governance Committee are responsible for the development and periodic review of the Code of Business Conduct and Ethics. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Corporate Governance Guidelines
We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at https://investors.arcutis.com/corporate-governance/governance-overview.
Leadership Structure of the Board
Our Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or to implement a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. Leonard currently serves as the Chairman of our Board. In that role, Mr. Leonard presides over the executive sessions of the Board and as a liaison between management and the board of directors. All of our directors are encouraged to make suggestions for agenda items and pre-meeting materials for meetings of the Board of Directors.
Our Board has determined that it is in Arcutis’s best interest to maintain a separate Chairman of the Board and Chief Executive Officer. Our Board believes that separating these roles enhances its independent oversight of management and that a separate Chairman of the Board can more effectively lead the Board in objectively evaluating the performance of management, including the Chief Executive Officer. Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Independence of the Board of Directors
As required under the Nasdaq Global Select Market (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
Consistent with these considerations, our Board has determined that eight of our nine directors qualify as “independent” directors in accordance with the Nasdaq listing requirements. Mr. Watanabe is not considered independent because he is an employee of the Company. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board considered information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Each of the Audit Committee and Compensation Committee of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence. As a result, in accordance with Nasdaq Rule 5605(e), director nominees are selected, or recommended for the Board’s selection, by the independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate.

Board Skills Overview

	Chaudhuri	Curran	Gilbert	Heron	Leonard	Lin	Krishnamohan	Watanabe	Welgus
Skills & Expertise
Executive Management	●	●	●		●	●	●	●	●
Served as CEO or other senior executive of an organization
Prior Board Experience	●	●	●	●	●
Experience as a director of another public company
Veteran					●			●
Experience serving as a member of the U.S. military, naval or air services
Dermatology	●	●	●	●	●	●		●	●
Prior significant business experience in dermatology
Finance & Accounting Expertise			●	●		●	●
Experience in the preparation and review of financial statements and financial reports
Commercialization Expertise	●	●	●		●			●	●
Experience managing the successful commercialization of products
Information Technology					●	●
Oversight of or significant background working with information technology systems, data management, and/or cybersecurity risks
Legal / Compliance Expertise			●				●
Experience in dealing with complex legal and public company governance issues
Gender
Gender	M	F	F	M	M	F	F	M	M

Board Committees
Our Board has the following standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee is responsible for:
•selecting an independent registered public accounting firm;
•the qualifications, independence and performance of our registered public accounting firm;
•the preparation of the audit committee report to be included in our annual proxy statement;
•our compliance with legal and regulatory requirements;
•our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;
•reviewing and approving related-person transactions; and
•our information technology and information security programs.
The current members of our Audit Committee are Sue-Jean Lin, Neha Krishnamohan and Halley Gilbert. Ms. Lin serves as the Chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that each of Sue-Jean Lin, Neha Krishnamohan and Halley Gilbert are an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that each of Ms. Lin, Ms. Krishnamohan and Ms. Gilbert are independent under the applicable rules of the SEC and Nasdaq.
The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at https://investors.arcutis.com/corporate-governance/governance-overview.
Compensation Committee
Our Compensation Committee oversees policies relating to compensation of and benefits for our officers and employees. Among other things, our Compensation Committee is responsible for:
•evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;
•evaluating and recommending non-employee director compensation arrangements for determination by our Board;
•administering our cash-based and equity-based compensation plans
•reviewing and overseeing the administration of our clawback policy and recommending any proposed changes to the Board; and
•overseeing our compliance with regulatory requirements associated with the compensation of directors, officers and employees.
The current members of our Compensation Committee are Bhaskar Chaudhuri, Ph.D., Patrick Heron and Keith Leonard. Dr. Chaudhuri serves as the Chair of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Our Compensation Committee has retained Pay Governance LLC (“Pay Governance”), a compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Pay Governance reports directly to the Compensation Committee and does not provide any non-compensation related services to the Company. The Compensation Committee reviewed the independence of Pay Governance, employing the independence factors specified in the listing requirements of Nasdaq. Based on this assessment, the Compensation Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.
The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq rules. A copy of the Compensation Committee charter is available to security holders on the Company’s website at https://investors.arcutis.com/corporate-governance/governance-overview.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying and considering candidates for directorships and the size and composition of our Board, overseeing the process of evaluating the performance of our Board, evaluating and overseeing our environmental, social and governance (“ESG”) principles, initiative and risks and reporting and advising our Board on other corporate governance matters. For example, the Nominating and Corporate Governance Committee conducts a periodic review and oversees the Company’s strategy and initiatives regarding the Company’s ESG responsibility, and reports its findings to the Board on an annual basis.
The current members of our Nominating and Corporate Governance Committee are Sue-Jean Lin, Terrie Curran and Howard Welgus, M.D. Ms. Curran serves as the Chair of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence. As a result, in accordance with Nasdaq Rule 5605(e), director nominees are selected, or recommended for the Board’s selection, by the independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate. In carrying out its responsibilities, the Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at https://investors.arcutis.com/corporate-governance/governance-overview.
Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. The Nominating and Corporate Governance Committee, in evaluating the suitability of individual candidates (both new candidates and current members), the independent directors of our Board, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:
•independence;
•personal and professional integrity;

•experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•experience in the life sciences and biotechnology fields;
•experience as a Board member or executive officer of another publicly held company;
•background and range of expertise and experience in substantive matters pertaining to our business relative to other Board members;
•conflicts of interest; and
•practical and mature business judgment.
Currently, our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Our Board will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 75th day and not more than 105th day prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not earlier than 105th day prior to the date of the annual meeting and not later than 75th day prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361.
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met five times during 2024. The Audit Committee met five times. The Compensation Committee met five times. The Nominating and Corporate Governance Committee met three times. During 2024, each Board member attended 100% of the meetings of the Board and of the committees of the Board on which he or she served, in each case, to the extent appointed as a Board member at the relevant time of each meeting. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. 8 directors attended the annual meeting of stockholders held in 2024.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In late 2022, we completed an Enterprise-wide risk assessment to identify areas that identified the primary risks that could impede us from achieving our strategic objectives. The risk assessment followed a disciplined approach and included interviews with senior leadership to identify and assess the significance of enterprise-wide risks at the Company. Such identification and assessment facilitates planning and accountability on how to manage and ameliorate such risks. As the Board does periodically, it reviewed the assessment with the Audit Committee in early 2024 and in August 2024, and we will update the assessment at least annually. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related person transactions where necessary. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Our Environmental, Social and Governance Principles
We believe in operating in an ethical, socially conscious, and environmentally sustainable manner and follow these principles to better serve our patients, employees, and all our stakeholders. From the initial founding of Arcutis, we have strived to create an environment where workforce development, innovation and sustainability are integrated into all aspect of our operations. This is evidenced by the treatments we have developed to meet unmet needs of dermatology clinicians and individuals impacted by immune-mediated skin disease, the talent and diverse experience of our employees and our strong commitment to our community and the environment.
Governance
Board oversight of our ESG program is provided by the Nominating and Corporate Governance Committee. Their charter includes evaluating and overseeing our ESG principles, initiatives, and risks. Where appropriate, ESG matters are also discussed within the Audit and Compensation committees and annually an ESG report is provided to the Board. Internal oversight and execution is managed with a cross-functional team led by our Head of ESG (currently our Chief Digital and Information Technology Officer), and includes our General Counsel, Chief Human Resources Officer, Head of Corporate Communications, and Head of Investor Relations.
In 2023, we published our second annual ESG report, highlighting the sustainability initiatives and successes at Arcutis.
Our Commitment to Our People
Our employees are essential to our ability to develop innovative medicines, and our workforce development efforts make our company stronger. We value our employees and take care of them in multiple ways, including through competitive compensation, comprehensive benefits and retirement plans, a flexible workplace policy, health and safety training programs and job skills, compliance and leadership training. We strive to create an inclusive working environment that allows us to recruit and retain the best qualified people, and we are proud of the culture we have created. We are committed to a culture where everyone can contribute, regardless of their background.
Pay Equity Assessment
As part of our commitment to pay equity and equality for all employees, we have committed to conducting an annual pay equity assessment to identify and address potential pay gaps. In our assessment conducted in 2024 for United States employees below the Senior Vice President level, no evidence of a systemic pay equity issue was found. More information on this assessment can be found in the Executive Compensation section of this proxy.

Professional Development
As Arcutis continues to expand our workforce, we recognize the need to provide opportunities for people to grow and develop professionally. We have a professional development program with a mission to support a continuous learning culture that enhances awareness, competence, coaching, and performance. Our professional development program ProfDev@Arcutis focuses on three key objectives:

Grow (Career Development)	Connect (Organization Effectiveness)	Lead (Leadership Training)
•Identify personal career goals and aspirations •Promote discussion opportunities between managers and employees	•Enhance connection across a common platform for improving communication, collaboration and positive working relationships	•Support leadership development and effectiveness for leaders at all levels
Tools used: •Individual Development Plan (IDP) with identified growth areas •Conversation guides for managers and employees •Learning elective workshops	Tools used: •Insights® Discovery individual profiles and team workshops •Learning elective workshops such as change agility, emotional intelligence, everyone is a leader, etc.
Tools used:
•Emerging Leader Development Program
•First-Line Leader Development Program
•Senior Leader Development Program
•Manager Toolkit
•Leader360 Review Cycle
•Performance goals and management
•Coaching conversations

Our professional development program was started in 2021 and continues to evolve. All Arcutis employees continue to participate in the Insights® Discovery program, as well as participate in mid-year and end-of-year performance reviews to evaluate performance and development opportunities. In early 2024, an Emerging Leader Development Program was launched for nominated employees who have potential as future people leaders. Our Leader Development Program, which includes emerging, first-line, and senior leaders, has been utilized by approximately 40% of our total population. Additionally, in 2024, we further developed a performance engagement platform to support overall performance management.
In addition to these company-wide professional development activities, Arcutis is also a corporate sponsor of Women in Bio.
Arcutis Culture Team and Community Engagement

Since 2020, our Arcutis Culture Team (ACT) helps plan, coordinate and communicate ESG and employee engagement opportunities. ACT is a cross-functional working group designed to integrate and facilitate the education of our employees and provide opportunities to strengthen our employee community. ACT is organized into various sub-teams focused on engagement, charity, and community initiatives. In 2024, our team dedicated over 2,000 volunteer hours to a variety of organizations across the United States, while also contributing monetary donations to 168 distinct organizations spanning a broad range of philanthropic causes. Additionally, as a company, we supported both national organizations such as the National Psoriasis Foundation and the American Academy of Dermatology, as well as local nonprofits like Manna Food Bank, Casa Pacifica Foster Youth Program, the National Alliance on Mental Illness, Vitalant Blood Drive, and many others.
Health and Safety

We are also focused on the health, well-being and safety of our employees. Our policies seek to prevent and reduce workplace risks and injuries through various programs, projects, services, and assistance, such as ergonomic evaluation, hazard reporting, risk assessment, and first aid training. Employee safety is also supported by an access control system at all facilities and a dedicated 24/7 security team at our offices in Westlake Village. We require all work-related injuries or illnesses to be reported. This information is reviewed by management for analysis.
Access to and Affordability of Our Product
Providing access to our product is paramount to our business. Our patient assistance program, Arcutis Cares™, provides Zoryve® (roflumilast) cream 0.3%, Zoryve® (roflumilast) foam, 0.3%, and Zoryve® (roflumilast) cream 0.15% at no cost to eligible uninsured or underinsured patients with plaque psoriasis, seborrheic dermatitis or atopic dermatitis with demonstrated financial need. ZORYVE Direct™, a patient access support program, helps commercially insured individuals with plaque psoriasis, seborrheic dermatitis or atopic dermatitis by providing prescription status updates, refill reminders, and information to help patients stay on track with ZORYVE as prescribed by their healthcare provider. It also helps with out-of-pocket costs for eligible patients with commercial drug insurance.
Environmental
We have initiated an assessment of our greenhouse gas emissions footprint, in order to develop a methodology for collection and reporting. Through internal resources and third-party relationships, we are confident in our ability to quantify our scope 1 and 2 emissions while continuing to evaluate and understand our supply chain. We have also worked with our third-party suppliers to understand their sustainability practices. In addition, we have limited our operational environmental footprint by operating in a hybrid and virtual work environment. Our policies and work habits encourage environmentally conscious activities, such as reduced printing, automatic lights and water taps, recycling, and the elimination of single-use items in the break room. We believe these policies have helped to reduce waste generated through our operations.
Compensation Committee Interlocks and Insider Participation
During 2024, our Compensation Committee consisted of Dr. Chaudhuri, Mr. Heron and Mr. Leonard. None of the members of our Compensation Committee has been one of our officers or employees during the past three years. With the exception of Mr. Watanabe who serves as our President, Chief Executive Officer and a director, none of our executive officers currently serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.
Pledging and Hedging Policies
We maintain an Insider Trading Compliance Policy that prohibits our employees, officers and directors from engaging in hedging or similar monetization transactions, including put options, call options, short sales and exchange fund transactions. Our policy also prohibits employees, officers and directors from using or pledging securities as collateral in margin accounts or for loans unless approved by our designated compliance officer under the policy.
Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. The Corporate Secretary will forward the communication to the Board members.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, since January 1, 2024, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Director and Executive Officer Compensation
See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.
Employment Agreements
We have entered into employment agreements with our executive officers. We most recently entered into a new employment agreement with Mr. Topper in connection with him joining us in April 2024. For more information regarding these agreements, see “Executive Compensation − Employment and Severance Agreements.”
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws. Since January 1, 2024, we have entered into a new indemnification agreement in connection with the hiring of Mr. Topper as our Chief Financial Officer.
Investor Rights Agreement
We entered into an amended and restated investors’ rights agreement with the purchasers of shares of our convertible preferred stock, including entities with which certain of our directors are affiliated, which were outstanding prior to our initial public offering in January 2020 and which converted into shares of common stock in connection therewith. As of December 31, 2024, certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act.
Other Transactions
Participation in Follow-on Offerings
Frazier Life Sciences VIII, L.P., which holds 5% or more of our capital stock and is affiliated with Patrick Heron, a member of our board of directors, purchased an aggregate of 21,052 shares of our common stock in our follow-on offering of 18,157,895 shares of common stock in March 2024 at the same price ($9.50 per share) and on the same terms as the other purchasers in the follow-on offering and not pursuant to any pre-existing contractual rights or obligations.
Policies and Procedures for Related Party Transactions
Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.
EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”) set forth below, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers (collectively, the “named executive officers” or “NEOs”) during fiscal 2024, including the elements of our compensation program for named executive officers, material compensation decisions made under that program for fiscal 2024 and the material factors considered in making those decisions. Our named executive officers for the year ended 2024, which consist of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for fiscal year 2024 and our former principal financial officer are:

Name	Position
Todd Franklin Watanabe	President and Chief Executive Officer
David Topper	Senior Vice President, Chief Financial Officer
Patrick Burnett, M.D., Ph.D.	Executive Vice President, Chief Medical Officer
L. Todd Edwards	Executive Vice President, Chief Commercial Officer
Masaru Matsuda, J.D.	Senior Vice President, General Counsel
John Smither	Former Interim Chief Financial Officer
Mr. Topper commenced services as our Senior Vice President and Chief Financial Officer on April 10, 2024, replacing Mr. Smither who served as our Interim Chief Financial Officer until April 10, 2024 and continued employment until his retirement on April 30, 2024.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following this proxy statement may differ materially from currently planned programs as summarized in this discussion.
Executive Summary

We are a commercial-stage biopharmaceutical company focused on developing and commercializing treatments for immune-mediated dermatological diseases with high unmet medical needs. With a commitment to solving the most persistent patient challenges in dermatology, Arcutis has a growing portfolio of advanced targeted topicals approved to treat three major inflammatory skin diseases. Our unique dermatology development platform coupled with our dermatology expertise allows us to invent differentiated therapies against biologically validated targets, and has produced a robust pipeline with multiple follow-on clinical programs for a range of inflammatory dermatological conditions.

During 2024, we made significant progress commercializing our product portfolio, including the launch of additional products, developing and advancing our pipeline, and achieving our business goals, including the following:

•Launched ZORYVE® (roflumilast) foam in the United States for the treatment of seborrheic dermatitis in individuals 9 years of age and older;
•Received FDA approval for, and launched in the United States, ZORYVE® (roflumilast) cream 0.15% for the treatment of mild to moderate atopic dermatitis in adult and pediatric patients 6 years of age and older;
•Received Health Canada approval of ZORYVE® (roflumilast) foam for the treatment of seborrheic dermatitis in patients 9 years of age and older;
•Achieved full year net product revenue for ZORYVE® of $166.5 million, an increase of 471% over the prior year;
•Expanded Medicaid coverage such that 1 out of 2 Medicaid lives are covered;
•Entered into a strategic collaboration and licensing agreement with Sato Pharmaceutical Co. for the development, manufacture, and commercialization of topical roflumilast in Japan;
•Entered into a United States co-promote agreement with Kowa Pharmaceuticals America, Inc. to market and promote ZORYVE® (roflumilast) cream and ZORYVE (roflumilast) foam to primary care practitioners and pediatricians for all FDA approved indications;
•Raised net proceeds of $161.7 million in a public stock offering;
•Amended the loan agreement with SLR Investment Corp., lowering the interest rate by 150 basis points, extending the maturity to August 2029, and obtaining an option to prepay up to $100 million of the principal and re-draw it within 21-24 months at the Company’s discretion;
•Submitted sNDA for ZORYVE® (roflumilast) foam 0.3% to the FDA for the treatment of scalp and body psoriasis in adults and adolescents 12 years of age and over;
•Submitted sNDA for ZORYVE® (roflumilast) cream 0.05% to the FDA for the treatment of atopic dermatitis in children aged 2 to 5;
•Delivered positive results from INTEGUMENT-PED pivotal Phase 3 study of investigational roflumilast cream 0.05% in children 2 to 5 years of age with moderate atopic dermatitis;
•Announced positive long-term data of roflumilast cream 0.15% for the treatment of mild to moderate atopic dermatitis in adults and children down to age 6;
•Announced positive long-term results of roflumilast cream 0.05% for the treatment of mild to moderate atopic dermatitis in children 2 to 5 years of age;
•Completed enrollment in phase 1b study evaluating ARQ-255, a topical suspension of ivarmacitnib, a potent and selective JAK1 inhibitor, for the treatment of alopecia areata;
•Received Glamour’s 2024 Health and Wellness award for Best Eczema Product for ZORYVE® (roflumilast) cream 0.15%; and
•Grew our organization by 14% to over 340 employees to support our continued growth and product launches.
2024 Executive Compensation Program Highlights
Cash Compensation
Historically, our compensation program has consisted of relatively modest cash compensation and has emphasized equity compensation consistent with common practices for other pre-IPO companies. Subsequent to our IPO in 2020, our compensation program continues to emphasize equity compensation, however, in 2024 we continued our multi-step process to better align the cash compensation for our named executive officers with competitive market practices of comparable public companies. For 2024, we increased the base salaries of our continuing named executive officers by approximately 3.9% to 11.3%. The largest increases were due to the promotions of our Chief Commercial Officer and Chief Medical Officer, both of whom were promoted to Executive Vice President in December 2024. We did not increase the target bonus opportunity for any of our named executive officers for 2024, with the exception of those promoted to Executive Vice President in December 2024.
Equity Awards
Our continuing named executive officers received 2024 annual equity awards in a mix of stock options and RSUs, at grant values below the median of the 2024 peer group. We also awarded a new hire grant consisting of a mix of time- and performance-based options and RSUs to our Senior Vice President and Chief Financial Officer in connection with the commencement of his employment.
Performance Results and Payouts
We had a strong year of execution across all departments and achieved our annual 2024 corporate goals at 128% of target.
Executive Compensation Philosophy and Objectives
Historically, our executive compensation program has been designed to motivate, reward, attract and retain high caliber management who create an inclusive and diverse environment and are deemed critical to our success. The program seeks to align executive compensation with our short-and long-term objectives, financial performance and stockholder priorities. Our compensation objectives are designed to support these goals by:
•Attracting, retaining and motivating superior executive talent;
•Providing fair and competitive compensation packages that are designed to incentivize executives to drive company performance;
•Focusing on variable compensation that rewards the achievement of short-term and long-term goals and emphasizing our commitment to pay-for-performance; and
•Aligning our executives’ interests with those of our stockholders to ensure that their compensation is meaningfully related to increasing shareholder value.
In keeping with our role as a publicly-held company, we maintain a commitment to strong corporate governance in connection with our named executive officer compensation arrangements where our Compensation Committee works with management to develop and maintain compensation frameworks that are appropriate and competitive for a public company. Our Compensation Committee works with Pay Governance, the Compensation Committee’s compensation consultant, to formalize our compensation philosophy and implement compensation arrangements that reflect that philosophy.
Our Compensation Committee reviews our executive compensation program to ensure our practices align the interests of our directors and executive officers with our stockholders. Below are features of our compensation program which the Compensation Committee believes demonstrate our commitment to link executive compensation to performance and to incentivize the creation of stockholder value.

What We Do	What We Do Not Do
✓ Emphasize performance-based, at-risk compensation.	☒ Grant uncapped cash incentives or guaranteed equity compensation.
✓ Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	☒ Guarantee executive officers annual salary increases or bonuses.
✓ Weight the overall pay mix toward long-term incentive compensation for senior executives.	☒ Provide excessive perquisites.
✓ Establish incentive compensation programs based on metrics that are aligned with our corporate strategy and designed to grow stockholder value.	☒ Provide any compensation-related tax gross-ups.
✓ Structure change in control severance payments as “double-trigger”, requiring both a change in control and an involuntary termination for payout.
✓ Maintain an Insider Trading Compliance Policy that prohibits employees, officers and directors from engaging in hedging transactions.
✓ Maintain a Clawback Policy that allows the Company to seek to recover certain incentive compensation paid to its officers in situations where “Recoverable Events” have taken place.
✓ Maintain a Stock Ownership Guidelines policy to align the long-term interests of senior executives and non-employee directors with those of the Company's shareholders.
✓ Maintain a Compensation Committee comprised entirely of independent directors.
✓ Engage an independent compensation consultant to advise our Compensation Committee.
✓ Hold an annual say on pay stockholder advisory vote.
✓ Conduct annual pay equity assessments.

How We Determine Executive Compensation
Role of the Compensation Committee, Board of Directors, and Executive Officers
The Compensation Committee oversees and recommends to the board of directors approval of all compensation arrangements for our executive officers, including our named executive officers. The Compensation Committee meets throughout the year to discuss and review our executive compensation program, and typically makes decisions on base salary, annual bonus, and equity awards for our continuing named executive officers in the first quarter of the year. As further described below, the Compensation Committee considers market data and input from its independent compensation consultant, Pay Governance, and other advisors in reviewing the competitiveness of individual compensation packages relative to peer company data and other relevant factors, including the performance and contributions of each named executive officer, our corporate performance and each individual’s responsibilities, experience, and criticality to our business strategy.
For our 2024 compensation program, our Chief Executive Officer provided an assessment of these factors and made recommendations to the Compensation Committee to assist in determining fiscal 2024 compensation levels for the named executive officers other than himself. While the Compensation Committee and board of directors utilized this information, the ultimate decisions regarding fiscal 2024 executive compensation were made by the Compensation Committee and board of directors in their own independent judgment. With respect to our Chief Executive Officer’s performance, the Compensation Committee considers input from the other independent members of the Board.
Our Compensation Committee regularly meets in executive session without management. While various members of management may attend committee meetings, none of our named executive officers participate in discussions or determinations regarding their own compensation.
Role of Compensation Consultant
The Compensation Committee has retained the services of Pay Governance as its independent compensation consultant. Pay Governance assists the Compensation Committee in its review of executive and director compensation practices, including the market competitiveness of compensation, executive compensation design, pay practices of industry peers, and other technical considerations including those related to tax and accounting.
For fiscal 2024, Pay Governance advised and assisted with the following:
•Providing fair and competitive compensation packages that are designed to incentivize executives to drive company performance;
•Development of a peer group to be used in the evaluation of 2024 executive and director compensation;
•Development of our 2024 stock option exchange program;
•Market analysis of executive officer compensation compared to our peer group;
•Market analysis of long-term incentive compensation of our executive officers compared to our peer group; and
•Market analysis of director compensation compared to our peer group.
The Compensation Committee regularly evaluates the services Pay Governance provides and has final authority to engage and terminate their services. Our Compensation Committee has assessed Pay Governance’s independence consistent with Nasdaq listing standards and has concluded that the engagement of Pay Governance does not raise any conflict of interest.
Competitive Assessment

A key objective of our executive compensation program is to ensure that the overall compensation packages we offer our executive officers remain competitive with the packages offered by companies with which we compete for executive talent. The Compensation Committee consults with Pay Governance to develop a peer group of companies to serve as a reference when establishing and modifying executive compensation.

2024 Peer Group

With the assistance of Pay Governance, the Compensation Committee annually reviews the composition of the peer group to account for changes in both our business and the businesses of the companies in the peer group. While referencing peer group compensation levels is helpful in determining market-competitive compensation for our named executive officers, the Compensation Committee and board of directors do not directly tie any pay elements to particular benchmarks within the peer group. Rather, peer data is one consideration, along with employee knowledge, skills, experience, individual performance, and scope of responsibilities, among other factors.
In developing the 2024 peer group, the Compensation Committee considered several qualitative and quantitative elements. The targeted criteria set out below were guidelines, and not all companies selected met each of the selection criteria.
•Industry – biotechnology/biopharmaceutical companies, with preference for companies with dermatology-related products under development;
•Market Capitalization – companies within a market cap range of $200 million to $1.8 billion (~1/3 to 3x our valuation at the time the peer group was developed);
•Stage of Development – primarily commercial companies and, to a lesser extent, later stage, pre-commercial companies with a significant ongoing research and development spend;
•Maturity – companies completing IPOs within five years of Arcutis’ 2020 IPO;
•Location – strike a balance between companies with Southern and Northern California locations (with other U.S. geographies included as needed);
•Headcount – between 100 and 500 employees.
Following this analysis, the Compensation Committee identified the following 16 publicly-traded, U.S.-based biotechnology/biopharmaceutical companies as our peer group to be used in reviewing executive compensation for 2024:

2024 Peer Group
Agios Pharmaceuticals	Alector	AnaptysBio
BioCryst Pharmaceuticals	Bluebird Bio	Cara Therapeutics
Coherus Biosciences	MannKind	Protagonist
Revance Therapeutics	Sage Therapeutics	Seres
Tarsus	Travere Therapeutics	Vanda Pharmaceuticals
Y-maBs Therapeutics
Axsome Therapeutics, BridgeBio Pharma, and Karuna Therapeutics were removed from our peer group for 2024 because their market capitalizations were no longer in our targeted range. At the time the peer group was reviewed, their valuations were significantly higher than Arcutis’s valuation. Kura Oncology was removed from our peer group for 2024 because their clinical program was in an earlier stage of development. FibroGen was removed due to their recent clinical challenges at the time the peer group was reviewed. In lieu of these five companies, we added Bluebird Bio, Coherus Biosciences, Protagonist, Seres and Tarsus to our 2024 peer group.
Our Compensation Committee expects to periodically review and update this peer group and to utilize Pay Governance for benchmarking and peer group analysis in determining and developing compensation packages for our named executive officers.

Elements of Executive Compensation
Historically, and for fiscal 2024, our executive compensation program consisted of the following elements, each established as part of our program in order to achieve the compensation objective specified below:

Compensation Element	Compensation Objectives Designed to be Achieved and Key Features
Base Salary	Attract and retain key talent by providing base cash compensation at competitive levels.
Cash-Based Annual Incentive Compensation	Motivate and reward attainment of rigorous annual corporate performance goals identified as strategic drivers of long-term value creation.
Equity-Based Incentive Compensation
Provide long-term incentives in the form of equity-based compensation to drive an ownership mentality, encourage retention, provide strong alignment with shareholders and reinforce the importance long-term shareholder value creation.

Severance and Other Benefits Potentially Payable upon Termination of Employment or Change in Control	Create clarity around termination or change of control events and provide for retention of executives.
Health and Welfare Benefits	Attract and retain key talent by providing a competitive benefits package.
Our Compensation Committee has not established formal policies or guidelines for allocating compensation between annual and long-term incentive compensation, or between cash and non-cash compensation. Instead, through our compensation program, the Compensation Committee seeks to align pay and performance.
As can be seen in the graphs below, a large percentage of executive pay in 2024 was variable and “at-risk” (82% for the Chief Executive Officer, and 82% on average for our other named executive officers), meaning that value to the executive is tied directly to corporate goals and stock price performance. In this sense, we believe we have established a pay-for-performance culture and pay program. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations.

The equity awards granted to the other NEOs who were employed by the Company for the entirety of 2024, including the CEO, were comprised of a mix of RSUs and options.
Base Salaries
The base salaries of our named executive officers are a modest, but important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries for our named executive officers were initially established by the Compensation Committee and/or board of directors at the time each executive was hired.
In reviewing and adjusting base salaries for 2024, the Compensation Committee considered current market data as well as each named executive officer’s total cash compensation (consisting of base salary and target bonus opportunity) and individual performance.
Subsequent to our IPO in 2020, we began a multi-step process to better align the base salaries of our named executive officers with competitive market practices of comparable public companies. In connection with this approach and based on the performance of the company and our named executive officers in 2023, we increased the base salaries of our continuing named executive officers by approximately 3.9% to 11.3% during 2024.
The larger increases were to our General Counsel, who remained below the median of our peer group, and to our Chief Medical Officer and Chief Commercial Officer, both of whom were promoted in December 2024.

The following table sets forth the base salaries of our named executive officers for fiscal 2024:

Named Executive Officer	Ending 2023 Base Salary	Ending 2024 Base Salary	Cumulative Year-over-Year % Increase
Todd Franklin Watanabe (1)	$640,200	$665,000	3.9%
David Topper (2)	—	$515,000	—
Patrick Burnett, M.D., Ph.D. (4)	$480,720	$535,000	11.3%
L. Todd Edwards (5)	$500,016	$535,000	7.0%
Masaru Matsuda, J.D. (1)	$437,832	$471,000	7.6%
John Smither (3)	$550,000	$550,000	—

(1)Salary increases for Mr. Watanabe and Mr. Matsuda went into effect on March 1, 2024.
(2)Mr. Topper joined the Company in April 2024.

(3)Mr. Smither joined the Company in August 2023 and retired in April 2024.
(4)Effective March 1, 2024, Mr. Burnett’s salary was increased to $506,000. Effective December 1, 2024, Mr. Burnett was promoted to Executive Vice President, Chief Medical Officer and his salary was increased to $535,000.
(5)Effective March 1, 2024, Mr. Edward’s salary was increased to $518,000. Effective December 1, 2024, Mr. Edwards was promoted to Executive Vice President, Chief Commercial Officer and his salary was increased to $535,000.
Cash-Based Incentive Compensation
The Company maintains a cash annual incentive compensation program, whereby our named executive officers are eligible to receive cash incentive bonuses payable upon the achievement of specified annual corporate performance goals.
Annual Corporate Performance Goals
The Compensation Committee works with the executive team to develop goals with respect to the Company’s annual incentive compensation program and ultimately recommends a list of goals to the Board for approval. The Board reviews the strategic, operational and financial components of the goals and approves the goals as well as a weighting for each goal based on its relative importance. Our Chief Executive Officer and executive team provide updates to the Board through the course of the year on performance towards these goals. At the end of the year, our Chief Executive Officer presents the Compensation Committee with a proposed score based on the Company’s performance against the goals. After discussion and review, the Compensation Committee recommends to the Board for approval the overall corporate achievement score compared to the annual performance goals. This score is then used to establish the annual bonus payments for each named executive officer.
Annual Bonus Process
The Compensation Committee considers input from the Chief Executive Officer when reviewing the annual performance and compensation reviews for our executive officers and considers input from the non-employee members of our Board relative to the performance and compensation of our Chief Executive Officer. The Compensation Committee reviews base salary, annual bonus and equity-based compensation annually as part of this review. The review is typically conducted over a series of meetings beginning at the end of the year and as part of the Company’s broader annual performance review process. The annual corporate score which is determined as described above in “Annual Corporate Performance Goals” is used to determine the size of the Company-wide bonus pool. Our Chief Executive Officer and named executive officers receive a bonus based entirely on corporate performance since they have ultimate operational responsibility for corporate performance. The Compensation Committee retains flexibility to increase or decrease any and all compensation components to reflect performance.

2024 Bonus Targets
We consider annual cash incentive bonuses to be an important component of our total compensation program that provide incentives necessary to retain executive officers. Each named executive officer is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the named executive officer’s base salary. Bonus targets are reviewed annually by the Compensation Committee, taking into consideration competitive market data, internal parity, promotions and other factors, and adjusted if deemed appropriate by the Compensation Committee. In fiscal 2024, our named executive officers participated in our annual cash incentive bonus program at the following target percentages of base salary:

Named Executive Officer	2023 Bonus Target	2024 Bonus Target
Todd Franklin Watanabe	65%	65%
David Topper (1)	—	45%
Patrick Burnett, M.D., Ph.D. (3)	45%	50%
L. Todd Edwards (3)	45%	50%
Masaru Matsuda, J.D.	45%	45%
John Smither (2)	45%	45%

(1)Mr. Topper joined the Company in April 2024.
(2)Mr. Smither joined the Company in August 2023 and retired in April 2024.
(3)As part of their promotions to Executive Vice President in December 2024, the annual bonus targets for Mr. Burnett and Mr. Edwards were increased to 50%, effective December 1, 2024.
2024 Corporate Goal Development and Weighting
We provide our executive officers the opportunity to receive annual cash incentives that are intended to encourage the achievement of corporate performance objectives. In January 2024, the Compensation Committee set the performance objectives for fiscal 2024, which mainly fell into six categories: (i) Net Product Revenue for ZORYVE, (ii) ZORYVE Commercialization, (iii) Follow-On Indications, (iv) Advance the Pipeline, (v) Business Development, and (vi) Finance/Corporate. Our Corporate Bonus Plan provides the opportunity to achieve the maximum potential bonus of 150% overall if pre-specified stretch objectives are achieved. The charts below summarize our performance objectives, weightings and attainment under our Corporate Bonus Plan for fiscal 2024.
Corporate Goals and Objectives:

Goal Area and Target Weight	Objective	Results Achieved
Zoryve Revenue (40%)	•Achieve Zoryve net product revenue goal with compliance excellence	54%
Zoryve Commercialization (10%)	•Achieve commercial covered scripts targets in plaque psoriasis and seborrheic dermatitis •Launch Zoryve for atopic dermatitis on time and meet commercial market access target for 2024 •Contract and secure formulary access with two Medicare Part D plans •Secure Medicaid access in TX, CA, NY, and FL	9%
Follow-On Indications (20%)	•Atopic dermatitis approval in U.S. •Submit scalp psoriasis sNDA •Canadian seborrheic dermatitis sNDS approval •Submit Canadian atopic dermatitis (ages 6+) sNDS	30%
Advance the Pipeline (10%)	•Complete ARQ-234 dose range finding study draft report •Initiate ARQ-234 GMP production •ARQ-255 phase 1 study last subject enrolled	10%
Business Development (10%)	•Sign Japan partnership deal for ZORYVE •Sign primary care co-promote partnership •Submit 0.3% cream CBE for tech transfer	10%
Finance/Corporate (10%)	•Strengthen the balance sheet •Manage operating expenses •Maintain cybersecurity maturity at 3.5/5 •Manage full-year voluntary turnover rate	15%
Total Goals Score:		128%

Net Product Revenue for ZORYVE® (roflumilast)
We exceed research analyst consensus estimates each and every calendar quarter in 2024. As a result of the focus of our executives and efforts of our talented colleagues throughout the Company, our performance exceeded our internal targets. Full year 2024 net product revenue for ZORYVE was $166.5 million, an increase of 471% over the prior year, which led to achievement of 135% of target for this element of our bonus program. Our culture of owning compliance continued to permeate the organization.
ZORYVE Commercialization
Commercial Covered Scripts
We were able to achieve commercial covered scripts targets in plaque psoriasis and seborrheic dermatitis. For each of these indications, overall coverage was obtained in approximately 4 out of 5 patients.
Atopic Dermatitis Launch

We launched ZORYVE for atopic dermatitis ahead of our target date and also met our commercial market access target for 2024. To meet the launch target, we ensured product was available in channel and activated the co-pay card for atopic dermatitis so patients could get access to the product. We also achieved our access goal such that 3 out of 5 patients have coverage.

Medicare Part D Commercial Access
We had a goal of securing formulary access with two Medicare Part D plans and were not able to achieve this goal in 2024. We continue to negotiate with Part D plans to get on formulary so we can ensure access to ZORYVE for Medicare patients in need.
Medicaid Reimbursement

We were able to obtain Medicaid reimbursement in Texas, Florida, New York, Michigan, Arizona, California, and Indiana. Additionally, in 2025 we have continued to obtain reimbursement including Ohio and Illinois, so that we have now obtained Medicaid coverage to where in aggregate, 1 in 2 of the Medicaid patient population has access to ZORYVE. We further expect to get additional states through the calendar year.
Follow-on Indications
ZORYVE in Atopic Dermatitis
On July 9, 2024, we announced that the FDA had approved ZORYVE cream 0.15% for the topical treatment of mild to moderate atopic dermatitis in adult and pediatric patients 6 years of age and older. On July 29, 2024, we then announced the launch and commercial availability of the product which included the fact that we had product in channel and our patient support programs ready to assist with patients gain access to product. This was the second major launch in 2024 for the ZORYVE franchise in the United States, as it had launched in seborrheic dermatitis early in the year.
On December 16, 2024, we announced the submission of a supplemental New Drug Application (sNDA) to the U.S. FDA for ZORYVE cream 0.05% for the topical treatment of mild to moderate AD in children 2 to 5 years old.

In March 2024, our wholly-owned subsidiary Arcutis Canada, submitted our supplement to a new drug submission (sNDS) to Health Canada for the treatment of atopic dermatitis in patients 6 years of age and older.
Submission of Scalp & Body Psoriasis sNDA
In an effort to make our innovation more accessible to patients in need, we further continue our clinical development program and commercialization of ZORYVE. Consistent with those efforts, on July 23, 2024, we announced our submission of a sNDA for ZORYVE foam 0.3% for the treatment of scalp and body psoriasis in adults and adolescents ages 12. The PDUFA target action date is in May 2025.
Seborrheic Dermatitis sNDS approval in Canada
On October 18, 2024, we announced that our wholly-owned subsidiary Arcutis Canada, Inc. received regulatory approval from Health Canada for ZORYVE topical foam 0.3% for the treatment of seborrheic dermatitis in patients 9 years of age and older. This approval marked the first topical treatment for seborrheic dermatitis with a novel mechanism of action approved by Health Canada in over 20 years.
Advance the Pipeline
ARQ-234
We advanced our ARQ-234 drug candidate, a fusion protein that is a highly selective and potent checkpoint agonist, for the treatment of atopic dermatitis. We completed our dose range finding study draft report, and initiated our ARQ-234 GMP production efforts. We plan to file an IND on ARQ-234 later in the year.
ARQ-255

On September 5, 2024, we announced the enrollment of the last subject in the Phase 1b study evaluating ARQ-255, a topical suspension of ivarmacitinib, a potent and selective JAK1 inhibitor specifically designed for the treatment of alopecia areata, with results expected in the first half of 2025.
Business Development
Japan Collaboration for ZORYVE
On February 28, 2024, Arcutis and Sato Pharmaceutical Co., Ltd., a leading pharmaceutical company, announced that the companies entered into a strategic collaboration and licensing agreement for the development, manufacture, and commercialization of topical roflumilast in Japan. Sato received an exclusive license for both the cream and foam formulations of topical roflumilast for multiple dermatological conditions including plaque psoriasis, seborrheic dermatitis, atopic dermatitis, and potentially additional dermatological conditions in the future.
U.S. PCP Promotion Agreement
In a strategic effort to reach a larger portion of the total addressable market for ZORYVE, on July 29, 2024, we announced that we entered into a promotion agreement with Kowa Pharmaceuticals, Inc., to leverage its primary care sales force to market and promote ZORYVE cream and ZORYVE foam to primary care practitioners and pediatricians for all FDA approved indications. The partnership is expected to expand our promotional reach providing access to a large portion of the 7.4 million patients treated outside of dermatology offices.
Submission ZORYVE 0.3% Cream CBE 30 for Tech Transfer
We are committed to ensuring the quality and availability of our products to patients. One way to do so is to make sure we ameliorate the risk of ever being short on supply relative to product demand. In an effort to ameliorate risk, we engaged Bora Pharmaceuticals, a contract development and manufacturing organization (CDMO), to help manage and create more redundancies when it comes to manufacturing ZORYVE .3% cream. Since this was a change for a product post-approval that could affect product in the market, including using a new CDMO, we had make a submission of a supplement to FDA at least 30 days prior to the changed drug product being distributed, a Changes Being Effected in 30 Days (CBE 30) supplement submission. We were able make such a submission ahead of the targeted date and better manage the risk and being able to serve each and every patient in need.
Finance / Corporate
Strengthen the Balance Sheet
Strengthening the balance sheet involves increasing working capital to help meet business objectives, making progress to achieving positive cash flow, having a balanced capital structure and generating revenues. In doing so, we had a public offering common stock which closed in March 2024. Total net proceeds were approximately $161.7 million, after deducting underwriting discounts and commissions and offering expenses payable by Arcutis. In August 2024, we also amended the $200 million term-loan with SLR Investment Corp., lowering the interest rate by 150 basis points, extending the maturity to August 2029, and obtaining an option to prepay up to $100 million of the principal and re-draw it within 21-24 months at the Company’s discretion. Throughout 2024, we continued to find operational efficiencies and re-invest dollars into the commercialization of ZORYVE. As a result, we were able to grow net product revenue for ZORYVE in 2024 to $166.5 million, an increase of 471% over the prior year, and thereby strengthen our balance sheet.
Management of Operating Expenses
Per above, we lowered the cost of capital through our debt facility, had significantly lower on clinical development costs related to our topical roflumilast program, and were able to reallocate resources and capital toward further investing in the launches and growth of ZORYVE cream and foam.

Through rigorous financial planning and reporting processes, we were able to maintain our expenditures in-line with the budget and priorities set by our Board.
Cybersecurity Maturity
Cybersecurity continues to emerge as a growing risk on a day-to-day basis. Our cybersecurity program promotes a structure and proactive process by which we identify, analyze and protect or mitigate threats to our information and systems that house it. One objective metric we use to measure the effectiveness in our ability to protect against cyberattacks and minimize the impact of potential breaches, ensure business continuity and mitigate potential losses is to assess our cybersecurity maturity level utilizing the NIST framework. In doing so, we continue to maintain at least a 3.5/5.0 score in an ever evolving and complex risk area.
Full-year Voluntary Turnover Rate
The talent of our colleagues is the most valuable asset we have at Arcutis. We would not be able to serve patients in the manner we have without the passion, talent, efforts and commitment of our colleagues. In order to bolster our retention, we not only invested in the option exchange, but also in career, organizational and leadership development programs, as well as award programs which recognize colleagues who exemplify the values that are the foundation of our Company culture. This year we aimed to keep our voluntary turnover rate at or below 10% of our entire employee population which is below our industry average but at a standard that we felt we should hold ourselves to. We are proud to report that we came below that threshold.
Evaluation of Performance Against 2024 Corporate Goals
In January 2024, the Board evaluated the Company’s performance against the above goals and determined that the Company had achieved corporate goals for fiscal 2024 at 128% of target levels.
In consideration of the foregoing, in March 2024, pursuant to the terms and conditions of the applicable annual bonus guidelines, the Board approved annual cash bonus payments for each named executive officer as reflected in the table below.

Named Executive Officer	2024 Bonus Target	Corporate Goal Score Modifier	2024 Actual Bonus Paid as % of Salary	2024 Actual Bonus Paid (1)
Todd Franklin Watanabe	65%	128%	83%	$549,841
David Topper	45%	128%	58%	$296,640
Patrick Burnett, M.D., Ph.D. (2)	45%	128%	58%	$293,274
L. Todd Edwards (2)	45%	128%	58%	$300,311
Masaru Matsuda, J.D.	45%	128%	58%	$268,112
John Smither	45%	128%	58%	$105,600
(1)2024 bonuses were paid in March 2024. Bonuses paid to Mr. Watanabe, Mr. Topper, Mr. Matsuda, and Mr. Smither were calculated by multiplying their actual base salary earned in 2024 by their 2024 bonus target, and multiplying the resulting value by the corporate goal score modifier.
(2)As part of their promotions to Executive Vice President, the bonus targets for Mr. Burnett and Mr. Edwards were increased from 45% to 50%, effective December 1, 2024. Bonuses paid to Mr. Burnett and Mr. Edwards were calculated by multiplying their actual base salary earned from January 1 through November 30, 2024 by their bonus target of 45%, and multiplying the resulting value by the corporate goal score modifier, and adding this to their actual base salary earned from December 1 through December 31, 2024 multiplied by their new bonus target of 50%, and multiplying the resulting value by the corporate goal score modifier.
2025 Annual Incentive Compensation Program
In March 2025, the Board also approved an annual incentive compensation program for 2025 for our NEOs on substantially similar terms and conditions as our 2024 annual incentive compensation program described above.

Equity-Based Incentive Compensation
We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives with those of our stockholders. In evaluating the mix of equity awards for 2024, the Compensation Committee considered market trends as well as practices of our peer group companies, and determined that a mix of stock options, restricted stock units and where appropriate, performance-based restricted stock units, would be the most appropriate incentive structure for our named executive officers to reward performance over time and achieve our retention objectives. We do not currently have any formal policy for determining the number of equity-based awards to grant to named executive officers.
Stock Options
The Compensation Committee and Board grant stock options to emphasize retention and align the named executive officers’ interests with those of stockholders. These awards provide a necessary balance between performance-based and time-vesting awards. Stock option awards will generally be fully vested four years after the option grant date, subject to continuous service.
Restricted Stock Units
Restricted stock units (RSUs) are an important retention vehicle for named executive officers, as well as a variable and at-risk component of executive compensation. Market trends reflect their favored use among our peer group and other companies in the biotechnology sector. RSU awards will generally be fully vested four years after the RSUs are granted, subject to continuous service.
Performance-Based Equity
In certain cases, the Compensation Committee and/or the Board grant performance-based stock options or performance-based restricted stock units (PSUs) that begin vesting upon the completion of specific performance criteria, with continued vesting subject to continuous service. Performance-based grants align the named executive officers’ interests with those of stockholders by requiring the achievement of goals that the Compensation Committee expects to drive stock price growth.
In connection with Mr. Edwards commencing services as our Senior Vice President and Chief Commercial Officer in September 2023, our Compensation Committee and Board granted him 60,000 PSUs. The PSUs were to become earned based on the achievement of specified performance targets: (i) If Q1 2024 Zoryve total net sales forecast is achieved or exceeded, 30,000 PSUs begin vesting; or (ii) If milestone 1 is not achieved and Q1 2024 total net sales forecast is achieved at 85% of forecast, 15,000 PSUs begin vesting; and (iii) If Q1 2024 Zoryve Foam unit forecast is achieved or exceeded, 30,000 PSUs begin vesting; or (iv) If milestone 3 is not achieved and Q1 2024 Zoryve Foam unit forecast is achieved at 85% of forecast, 15,000 PSUs begin vesting. The first and third performance targets were achieved. Upon the date achievement of each respective performance target was certified by the Compensation Committee (the vesting commencement date), 30,000 PSUs vested, and the remaining 30,000 PSUs will vest on the one-year anniversary of the vesting commencement date, subject to Mr. Edwards’ continuous service to the Company through the vesting date.
In connection with Mr. Topper commencing services as our Senior Vice President and Chief Financial Officer in April 2024, our Compensation Committee and Board granted him 60,000 PSUs. The PSUs were to become earned based on the achievement of a specified performance target, which was to identify and evaluate enhancements to the Company’s liquidity and capital resources and complete the execution of the approved plan. The performance target was achieved on August 9, 2024 when Arcutis amended the $200 million term-loan with SLR Investment Corp., lowering the interest rate by 150 basis points, extending the maturity to August 2029, and obtaining an option to prepay up to $100 million of the principal and re-draw it within 21-24 months at company’s discretion. Upon the date achievement of the performance target was certified by the Board (the vesting commencement date), 30,000 PSUs vested, and the remaining 30,000 PSUs will vest on the one-year anniversary of the vesting commencement date, subject to Mr. Topper’s continuous service to the Company through the vesting date.
2024 Option Exchange Offer
In early 2024, we offered our employees and consultants, including our NEOs, the opportunity to exchange options with exercise prices in excess of $10.00 for a lesser number of new restricted stock units (RSUs), subject to a new vesting schedule. We pursued this initiative as part of our continued efforts to retain top tier talent, and in recognition that our employees and consultants highly value equity incentive compensation. We view equity as a meaningful component of our balanced total compensation program which contributes to an ownership culture and strive to remain competitive in our compensation offerings to employees, including our NEOs. Non-employee directors were not eligible to participate.
The option exchange was offered at a crucial juncture for us when we most needed key talent continuity to execute on our then ongoing plaque psoriasis launch and our two commercial launches in 2024 in seborrheic dermatitis and atopic dermatitis. Our stock price had dropped from $20.74 per share of common stock on December 31, 2021 down to $3.29 on December 29, 2023. Given the drop in value our equity had suffered, our Compensation Committee determined that our equity-based compensation had little to no retentive effect. After losing a number of key talent in 2023, including executive officers, major investors advised that we needed to address retention in order to deliver on our strategy. We consider this to be a one-time event.
The number of RSUs granted in exchange for options varied based on the exercise price of the options with participants receiving one RSU for between 2 and 3 shares of underlying options that were exchanged. Upon conclusion of the option exchange offer, there were 5,059,129 stock options exchanged for 2,129,594 RSUs.
In March 2025, our management held discussions with major investors who in the aggregate hold a majority of our outstanding shares of common stock and explained the purpose of the option exchange, its dilution friendly design and the fact that we consider this to be a one-time event. Such investors indicated their support of the option exchange, given our performance and execution on our strategy in 2024.
Equity Grants

The following table sets forth the equity awards granted to our named executive officers in the 2024 fiscal year.

Named Executive Officer	Grant Date	Type of Grant	Stock Options (#)	RSUs (#)	PSUs (#)
Todd Franklin Watanabe	January 12, 2024	Annual	410,000
	January 12, 2024	Annual		125,000
	February 13, 2024	Option Exchange (5)		264,882
David Topper (1)	April 10, 2024	New Hire	310,000
	April 10, 2024	New Hire		110,000
	June 20, 2024	New Hire / Performance (2)			60,000
Patrick Burnett, M.D., Ph.D.	January 12, 2024	Annual	276,000
	January 12, 2024	Annual		28,000
	February 13, 2024	Option Exchange (5)		189,050
L. Todd Edwards	January 12, 2024	Annual	176,000
	January 12, 2024	Annual		28,000
	February 22, 2024	New Hire / Performance (3)			60,000
Masaru Matsuda, J.D.	January 12, 2024	Annual	176,000
	January 12, 2024	Annual		28,000
	February 13, 2024	Option Exchange (5)		119,550
John Smither (4)	February 13, 2024	Option Exchange (5)		11,365
	May 1, 2024	Transition	75,000
	May 1, 2024	Transition		100,000
(1)Mr. Topper joined the Company in April 2024 and was awarded new-hire stock options, restricted stock units, and a performance-based stock award. Mr. Topper's performance-based stock award was granted on June 20, 2024 and was subject to the achievement of a certain milestone.
(2)The milestone associated with this PSU award was achieved on September 21, 2024, at which point 50% of the grant vested and the remaining portion of the grant will vest on the one-year anniversary of the achievement date.
(3)Mr. Edwards employment agreement included a PSU award that was granted in 2024. The milestone associated with this PSU award was achieved on May 1, 2024, at which point 50% of the grant vested and the remaining portion of the grant will vest on the one-year anniversary of the achievement date.
(4)Mr. Smither retired from the Company in April 2024 and entered into a transition and release agreement. His transition agreement provides that he will provide transition services for two years through April 30, 2026. In exchange for his services, he was awarded stock options and restricted stock units. In addition, his unvested equity awards were accelerated to vest 100% upon retirement or will continue to vest per the terms of their corresponding grant agreements, subject to him continuing to provide transition services through the applicable vesting dates.
(5)Represents Replacement RSU awards granted pursuant to the Option Exchange Program. Mr. Watanabe exchanged 584,500 options for 264,882 replacement RSUs, Mr. Burnett exchanged 451,700 options for 189,050 replacement RSUs, Mr. Matsuda exchanged 276,100 options for 119,550 RSUs, and Mr. Smither exchanged 34,097 options for 11,365 replacement RSUs.
Health, Welfare and Retirement Benefits
Our employee benefit programs are designed to provide a competitive level of benefits to all of our full-time employees, including our named executive officers. All full-time employees are eligible to participate in our health and welfare plans, including:
•Medical, dental, and vision benefits;
•Medical and dependent care flexible spending accounts;

•401(k) retirement savings plan, pursuant to which we make matching safe-harbor contributions under our 401(k) plan at 100% of the first 3% of each participant’s contributions, plus 50% of each participant’s next 2% of contributions, for a maximum aggregate matching contribution of 4%;
•Long-term disability insurance; and
•Life insurance.
We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to all of our full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.

In connection with travel to and from our corporate headquarters, we have reimbursed the following named executive officers for travel and housing expenses as follows:

Named Executive Officer	Aggregate payments in 2024
Todd Franklin Watanabe	$6,126
David Topper	$23,416
Patrick Burnett, M.D., Ph.D.	$4,333
L. Todd Edwards	$3,378
Masaru Matsuda, J.D.	$2,556
John Smither	—
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment and Severance Arrangements
We have entered into employment agreements with all of our named executive officers, which provide for base salaries, target cash incentives, and benefit plan participation, as well as certain additional benefits as described below. We entered into a new employment agreement with Mr. Topper in connection with him joining us in April 2024 and have described such agreement in detail below.
Todd Franklin Watanabe
We entered into a continued employment agreement with Mr. Watanabe, our President and Chief Executive Officer, in January 2020 (the “Watanabe Continued Employment Agreement”). The Watanabe Continued Employment Agreement outlined his initial base salary and target bonus opportunity, as well as the opportunity to continue participating in our employee benefit plans. In a November 2020 First Amendment to Continued Employment Letter, we amended the agreement to indicate that Mr. Watanabe’s Principal Place of Employment is now in Utah and not California.
Under Mr. Watanabe’s severance and change in control agreement (the “Watanabe Severance and Change in Control Agreement”) that went into effect on the date of our initial public offering, he is entitled to certain benefits in the event of a termination of employment with cause, or resignation for good reason (both during and outside a change in control).
In the event of a qualifying termination outside of a change in control period, including resignation for good reason, Mr. Watanabe will be entitled to receive the following benefits:
•Severance pay in the form of continuation of his base salary rate in effect immediately prior to the qualifying termination for twelve (12) months following termination; and
•Subject to Mr. Watanabe’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) twelve (12) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Watanabe with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings.
In the event of a qualifying termination (i) within eighteen (18) months following a change in control or (ii) within three (3) months preceding a change in control, Mr. Watanabe will be entitled to receive the following benefits:
•Severance pay in an amount equal to eighteen (18) months of his base salary rate in effect immediately prior to the qualifying termination plus 1.5 times his annual bonus amount for the then-current fiscal year based on 100% of target performance, paid out in substantially equal installments over an eighteen-month period;
•Subject to Mr. Watanabe’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) eighteen (18) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Watanabe with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings; and
•Full acceleration and immediate exercisability, if applicable, of all unvested equity awards subject to time-based vesting conditions, as well as the performance-based stock options granted on March 13, 2019.
The amounts set forth above are subject to Mr. Watanabe’s timely delivery to us of a general release of claims that becomes effective and irrevocable.
David Topper
We entered into an executive employment agreement with Mr. Topper, our Senior Vice President and Chief Financial Officer, in April 2024 (the “Topper Employment Agreement”) in connection with him joining us in April 2024. The Topper Employment Agreement outlined his initial base salary and target bonus opportunity, as well as the opportunity to participate in our employee benefit plans. In addition, the Topper Employment Agreement provides for reimbursement by us for travel expenses incurred for travel to and from, and housing, at our corporate headquarters, in accordance with the Company’s expense reimbursement policy, as in effect from time to time.
Under Mr. Topper’s severance and change in control agreement (the “Topper Severance and Change in Control Agreement”) that went into effect in April 2024, he is entitled to certain benefits in the event of a termination of employment with cause, or resignation for good reason (both during and outside a change in control).
In the event of a qualifying termination outside of a change in control period, including resignation for good reason, Mr. Topper will be entitled to receive the following benefits:
•Severance pay in the form of continuation of his base salary rate in effect immediately prior to the qualifying termination for nine (9) months following termination; and
•Subject to Mr. Topper’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) nine (9) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Topper with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings.
In the event of a qualifying termination (i) within eighteen (18) months following a change in control or (ii) within three (3) months preceding a change in control, Mr. Topper will be entitled to receive the following benefits:
•Severance pay in an amount equal to twelve (12) months of his base salary rate in effect immediately prior to the qualifying termination plus his annual bonus amount for the then-current fiscal year based on 100% of target performance, paid out in substantially equal installments over an twelve-month period;
•Subject to Mr. Topper’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) twelve (12) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Topper with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings; and
•Full acceleration and immediate exercisability, if applicable, of all unvested equity awards subject to time-based vesting conditions, as well as the performance-based restricted stock units granted on June 20, 2024.
The amounts set forth above are subject to Mr. Topper’s timely delivery to us of a general release of claims that becomes effective and irrevocable.
On April 10, 2025, we announced that Mr. Topper will transition out of his role as Senior Vice President and Chief Financial Officer and retire, effective on the Transition Date. In connection with the transition, Mr. Topper will continue to serve as our Senior Vice President and Chief Financial Officer until the Transition Date and will provide transition support through his departure on May 15, 2025. In connection with the transition, and subject to Mr. Topper’s timely execution and non-revocation of a general release, he will be entitled to the benefits set forth above for a termination outside of a change in control period.
Patrick Burnett, M.D., Ph.D.
We entered into an executive employment agreement with Dr. Burnett, our Executive Vice President and Chief Medical Officer, in July 2020 (the “Burnett Employment Agreement”) in connection with him joining us in August 2020. The Burnett Employment Agreement outlined his initial base salary and target bonus opportunity, as well as the opportunity to participate in our employee benefit plans. In addition, the Burnett Employment Agreement provides for reimbursement by us for travel expenses incurred for travel to and from, and housing, at our corporate headquarters, up to a maximum of $5,000 per month.
Under Dr. Burnett’s severance and change in control agreement (the “Burnett Severance and Change in Control Agreement”) that went into effect in July 2020, he is entitled to certain benefits in the event of a termination of employment with cause, or resignation for good reason (both during and outside a change in control).
In the event of a qualifying termination outside of a change in control period, including resignation for good reason, Dr. Burnett will be entitled to receive the following benefits:
•Severance pay in the form of continuation of his base salary rate in effect immediately prior to the qualifying termination for nine (9) months following termination; and
•Subject to Dr. Burnett’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) nine (9) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Dr. Burnett with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings.
In the event of a qualifying termination (i) within eighteen (18) months following a change in control or (ii) within three (3) months preceding a change in control, Dr. Burnett will be entitled to receive the following benefits:
•Severance pay in an amount equal to twelve (12) months of his base salary rate in effect immediately prior to the qualifying termination plus his annual bonus amount for the then-current fiscal year based on 100% of target performance, paid out in substantially equal installments over an twelve-month period;
•Subject to Dr. Burnett’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) twelve (12) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Dr. Burnett with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings; and
•Full acceleration and immediate exercisability, if applicable, of all unvested equity awards subject to time-based vesting conditions, as well as the performance-based restricted stock units granted on August 3, 2020.
The amounts set forth above are subject to Dr. Burnett’s timely delivery to us of a general release of claims that becomes effective and irrevocable.
L. Todd Edwards
We entered into an executive employment agreement with Mr. Edwards, our Executive Vice President and Chief Commercial Officer, in September 2023 (the “Edwards Employment Agreement”) in

connection with him joining us in September 2023. The Edwards Employment Agreement outlined his initial base salary and target bonus opportunity, as well as the opportunity to participate in our employee benefit plans. In addition, the Edwards Employment Agreement provides for reimbursement by us for travel expenses incurred for travel to and from, and housing, at our corporate headquarters, in accordance with the Company’s expense reimbursement policy, as in effect from time to time.
Under Mr. Edwards’ severance and change in control agreement (the “Edwards Severance and Change in Control Agreement”) that went into effect in September 2023, he is entitled to certain benefits in the event of a termination of employment with cause, or resignation for good reason (both during and outside a change in control).
In the event of a qualifying termination outside of a change in control period, including resignation for good reason, Mr. Edwards will be entitled to receive the following benefits:
•Severance pay in the form of continuation of his base salary rate in effect immediately prior to the qualifying termination for nine (9) months following termination; and
•Subject to Mr. Edwards’ timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) nine (9) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Edwards with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings.
In the event of a qualifying termination (i) within eighteen (18) months following a change in control or (ii) within three (3) months preceding a change in control, Mr. Edwards will be entitled to receive the following benefits:
•Severance pay in an amount equal to twelve (12) months of his base salary rate in effect immediately prior to the qualifying termination plus his annual bonus amount for the then-current fiscal year based on 100% of target performance, paid out in substantially equal installments over an twelve-month period;
•Subject to Mr. Edwards’ timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) twelve (12) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Edwards with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings; and
•Full acceleration and immediate exercisability, if applicable, of all unvested equity awards subject to time-based vesting conditions, as well as the performance-based restricted stock units granted on February 22, 2024.
The amounts set forth above are subject to Mr. Edwards’ timely delivery to us of a general release of claims that becomes effective and irrevocable.
Masaru Matsuda, J.D.
We entered into an executive employment agreement with Mr. Matsuda, our Senior Vice President and General Counsel, in December 2021 (the “Matsuda Employment Agreement”) in

connection with him joining us in January 2022. The Matsuda Employment Agreement outlined his initial base salary and target bonus opportunity, as well as the opportunity to participate in our employee benefit plans. In addition, the Matsuda Employment Agreement provides for reimbursement by us for travel expenses incurred for travel to and from, and housing, at our corporate headquarters, in accordance with the Company’s expense reimbursement policy, as in effect from time to time.
Under Mr. Matsuda’s severance and change in control agreement (the “Matsuda Severance and Change in Control Agreement”) that went into effect in January 2022, he is entitled to certain benefits in the event of a termination of employment with cause, or resignation for good reason (both during and outside a change in control).
In the event of a qualifying termination outside of a change in control period, including resignation for good reason, Mr. Matsuda will be entitled to receive the following benefits:
•Severance pay in the form of continuation of his base salary rate in effect immediately prior to the qualifying termination for nine (9) months following termination; and
•Subject to Mr. Matsuda’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) nine (9) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Matsuda with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings.
In the event of a qualifying termination (i) within eighteen (18) months following a change in control or (ii) within three (3) months preceding a change in control, Mr. Matsuda will be entitled to receive the following benefits:
•Severance pay in an amount equal to twelve (12) months of his base salary rate in effect immediately prior to the qualifying termination plus his annual bonus amount for the then-current fiscal year based on 100% of target performance, paid out in substantially equal installments over an twelve-month period;
•Subject to Mr. Matsuda’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) twelve (12) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Matsuda with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings; and
•Full acceleration and immediate exercisability, if applicable, of all unvested equity awards subject to time-based vesting conditions, as well as the performance-based stock options granted on January 3, 2022.
The amounts set forth above are subject to Mr. Matsuda’s timely delivery to us of a general release of claims that becomes effective and irrevocable.

John Smither

In April 2024, we entered into a transition and release agreement with Mr. Smither in connection with his retirement. The agreement provides that he will provide transition services for two years through April 30, 2026. In exchange for his services, he was awarded an option to purchase 75,000 shares of our common stock and 100,000 RSUs. The RSUs vest 50% annually through April 30, 2026, subject to Mr. Smither’s provision of transition services. The shares underlying the stock option vests in equal monthly installments through April 30, 2026, subject to Mr. Smither’s provision of transition services. In addition, the vesting of 104,167 RSUs was accelerated in connection with his retirement and options to purchase 11,365 shares of our common stock will continue to vest pursuant to the terms of their corresponding grant agreements, subject to him continuing to provide transition services through the applicable vesting dates. Lastly, per the agreement, Mr. Smither was paid a pro-rata cash incentive bonus of $105,600 in March 2025 at his bonus target of forty-five percent (45%) based on his actual salary earned through his retirement in April 2024.
Potential Payments Upon Termination or Change in Control
The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the tables below. The value of the option and RSU vesting accelerations was calculated for each of the tables below on the assumption that the change in control and executive’s employment termination occurred on December 31, 2024. The closing price of our common stock on December 31, 2024 was $13.93, which was used as the value of our common stock in the change in control calculations. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2024 by the difference between the closing price of our common stock as of December 31, 2024 and the exercise price. No value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock on December 31, 2024. The value of RSUs was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 31, 2024 by the closing price of our common stock on December 31, 2024. The respective severance and change in control agreement for each named executive officer includes a modified cutback provision, such that if any severance payments or benefits would constitute a “parachute payment” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the named executive officer of the greatest amount of aggregate benefits on an after-tax basis. For purposes of the table set forth below, it has been assumed that the payments and benefits will not be reduced pursuant to the preceding sentence and, accordingly, include the full value of such payments and benefits.

Named Executive Officer	Termination by Company without Cause or resignation for Good Reason not in Change in Control Period ($)	Termination by Company without Cause or resignation for Good Reason during a Change in Control Period ($)	Termination by Company on Death or Disability ($)	Termination by Company for Cause or resignation without Good Reason ($)
Todd Franklin Watanabe Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards	665,000 -- -- 21,861 --	997,500 648,375 549,841 32,791 8,910,285	-- -- -- -- --	-- -- -- -- --
David Topper Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards	386,250 -- -- 19,576 --	515,000 231,750 296,640 26,101 2,443,100	-- -- -- -- --	-- -- -- -- --
Patrick Burnett, M.D., Ph.D. Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards	401,250 -- -- 28,050 --	535,000 267,500 293,274 37,400 4,156,545	-- -- -- -- --	-- -- -- -- --
L. Todd Edwards Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards	401,250 -- -- 19,576 --	535,000 267,500 300,311 26,101 4,250,303	-- -- -- -- --	-- -- -- -- --
Masaru Matsuda, J.D. Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards	353,250 -- -- 28,050 --	471,000 211,950 268,112 37,400 3,323,313	-- -- -- -- --	-- -- -- -- --
Total	$2,324,113	$29,632,092
(1)Reflects the aggregate amount of cash severance payable to each named executive officer based on a multiple of base salary and target annual incentive compensation as of 2024 pursuant to the terms of the respective named executive officer’s severance and change in control agreement, as described above.
(2)The lump sum bonus payment amounts represent the accrued bonus payments for fiscal year 2024 that would have been unpaid to named executive officers as of December 31, 2024.
(3)Represents the estimated value of the continuation of health benefits that each named executive officer would have been entitled to receive upon a termination of employment as of December 31, 2024, as based on actual 2024 premiums and the terms of the respective named executive’s officer’s severance and change in control agreement, as described above.

Accounting and Tax Considerations
As a general matter, the Compensation Committee and our Board of Directors review and consider the various tax and accounting implications of compensation programs we utilize.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. These executive officers include our chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules (a “Covered Employee”). In addition, once an individual becomes a Covered Employee, that individual will remain a Covered Employee for all future years, including following any termination of employment.
While we may take into account deductibility of compensation when making compensation decisions, our Compensation Committee believes that stockholder interests are best served if our Compensation Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. Therefore, our Compensation Committee has approved base salaries and other compensation awards for our executive officers that may not be fully deductible because of the deduction limit of Section 162(m) and expects in the future to approve additional compensation that is not deductible for federal income tax purposes.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Other Compensation Policies and Practices
No Pledging, Hedging or Similar Monetization Transactions
We maintain an Insider Trading Compliance Policy that prohibits our employees, officers and directors from engaging in pledging Company securities, hedging or similar monetization transactions, including put options, call options, short sales and exchange fund transactions. Our policy also prohibits employees, officers and directors from using or pledging securities as collateral in margin accounts or for loans unless approved by our designated compliance officer under the policy.
Clawback Policy

Our Clawback Policy applies to incentive compensation paid to our senior executives, including our NEOs. The policy provides that if we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement, our Compensation Committee shall require the NEO to forfeit all or part of any applicable incentive compensation received by the NEO during the covered period. For purposes of this policy, incentive compensation means any compensation that is earned, granted, or vested based wholly or in part upon the attainment of a financial reporting measure. Our Clawback Policy complies with the requirements of Section 10D of the Exchange Act and Nasdaq rules. For more information, see our Policy for Recovery of Erroneously Awarded Compensation, which is filed as an exhibit to our 2024 Annual Report on Form 10-K.
Stock Ownership Guidelines
We apply Stock Ownership Guidelines to senior executives, including NEOs, and non-employee directors to align their long-term interests with those of the Company’s shareholders.
Compensation Risk Assessment
Consistent with the SEC’s disclosure requirements, Pay Governance, our independent compensation consultant, assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.
Pay Equity Assessment
In 2024, we retained Aon Human Capital Solutions to conduct a pay equity assessment of our United States employees below the Senior Vice President level. The purpose of this assessment was to identify potential pay gaps by analyzing whether factors like race, ethnicity or gender affect employee pay, while simultaneously controlling for factors that could legitimately influence compensation, such as function, pay grade, manager versus individual contributor, education, span of control, tenure in role, and experience. Aon utilized regression models to conduct the assessment and found no evidence of a systemic pay equity issue across Arcutis.
CEO Pay Ratio Disclosure
Under the Dodd-Frank Act and the related SEC rule (the “Rule”), we are required to provide our stockholders with specified disclosure regarding the relationship of our Chief Executive Officer’s total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure. For 2024, the annual total compensation of our Chief Executive Officer, for purposes of this disclosure, was $3,689,491, and the compensation of our median employee was $267,635, resulting in a pay ratio of approximately 14:1. The annual total compensation amounts for our Chief Executive Officer and our median employee include actual base salary earned in 2024, actual bonus earned in 2024 and paid in March 2025, the grant date fair value of the annual equity awards received in 2024, and other compensation received.
In accordance with SEC rules, we have identified the median employee as of December 31, 2024 by: (i) aggregating for each applicable employee: (a) annual base salary rate for salaried employees (or annualized rate for hourly employees, excluding overtime), (b) the target incentive pay for fiscal year 2024, and (c) the 2024 target value of the annual equity awards, excluding new-hire awards, for fiscal year 2024, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees employed by us as of December 31, 2024, excluding the Chief Executive Officer, whether employed on a full-time, part-time or seasonal basis. In making this determination, we annualized the compensation of employees who were employed by the Company for less than the entire fiscal year. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of employees. All amounts paid in currencies other than US Dollars were converted to US Dollars based on the applicable average annual exchange rates.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance Table
The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid to, awarded to or earned by our CEO (referred to below as our “PEO” or principal executive officer) (and on average to our non-CEO NEOs, or our “Other NEOs”), as compared to compensation actually paid (“CAP”) to our CEO (and on average to our Other NEOs) and certain Company and peer performance measures during the years ended December 31, 2024, 2023 and 2022, as calculated in accordance with Item 402(v) of Regulation S-K (the “Pay Versus Performance Table”).

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs ($)(1)	Total Shareholder Return ($)(2)	Peer Group Total Shareholder Return ($)(3)	Net Income ($)
2024	3,689,490	11,213,466	2,725,870	5,020,816	63.90	120.60	(140,039,000)
2023	4,935,266	(1,156,797)	1,622,096	231,716	14.82	122.27	(262,140,000)
2022	4,581,555	2,422,054	2,310,749	1,326,466	67.89	117.87	(311,458,000)
2021	4,824,123	441,904	3,070,296	1,021,432	95.14	132.30	(206,356,000)
2020	2,750,883	16,770,089	4,058,365	5,681,144	129.04	133.14	(135,678,000)
(1)Amounts represent compensation actually paid to our CEO (which was Todd Franklin Watanabe each year) and the average compensation actually paid to our Other NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes:

Year	Other NEOs
2024	David Topper, Patrick Burnett, L. Todd Edwards, Masaru Matsuda, and John Smither
2023	Patrick Burnett and L. Todd Edwards
2022	Masaru Matsuda, Patrick Burnett, Kenneth Lock, and Scott Burrows
2021	Matthew Moore, Scott Burrows, Patrick Burnett, David Osborne, and John Smither
2020	Patrick Burnett and Kenneth Lock
CAP to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2024
Adjustments	PEO	Average Other NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(2,458,857)	$(2,051,390)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$5,334,639	$2,755,065
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$610,222	$328,498
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$3,019,125	$864,775
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$1,018,848	$397,998
TOTAL ADJUSTMENTS	$7,523,977	$2,294,946
(2)The column assumes $100 was invested for the period starting January 31, 2020 (Date of Arcutis Biotherapeutics IPO) through the end of the listed year in the Company. Historical stock performance is not necessarily indicative of future stock performance.
(3)For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Nasdaq Biotechnology Index (the “Peer Group”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting January 31, 2020 (Date of Arcutis Biotherapeutics IPO) through the end of the listed year in the Company and in the Peer Group, respectively. Historical stock performance is not necessarily indicative of future stock performance.

Narrative Disclosure to Pay Versus Performance Table

Description of Between CEO and Other CEO CAP and Financial Performance Measures

The graphs below compare the CAP to our CEO and the average of the CAP to our Other NEOs, with (i) our cumulative TSR and (ii) our net income, in each case, for the fiscal years ended December 31, 2022, 2023 and 2024. CAP is influenced by numerous factors including, but not limited to, the timing of new grant issuances and award vesting, NEO mix, share price volatility during the fiscal year, our mix of performance metrics and other factors.

TSR amounts reported in the graph assume an initial fixed investment of $100 was invested for the period starting January 31, 2020 through the end of the listed year in the Company and our Peer Group.

Although Item 402(v) of Regulation S-K requires the description of the relationship between the compensation actually paid for our NEOs and our net income, we do not currently utilize GAAP or non-GAAP net income as a performance measure in any of our incentive programs. As a result, the impact of year-over-year fluctuations in our net income has less of an impact on compensation actually paid. The key factor that drove the changes in compensation actually paid is the fluctuations of our stock price.

Pay Versus Performance Tabular List
In the years covered by this table, we did not use financial performance measures for our short or long-term incentive compensation for our NEOs. As described in more detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a variable “pay-for-performance” philosophy. Over the three years since our initial public offering, we have not used financial or other performance measures to align executive compensation with our performance. Therefore, this analysis only covers the performance measures presented in the Pay-Versus-Performance Table. Moreover, while we generally seek to prioritize long-term performance as our primary incentive for our CEO and our other NEOs, we do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year.
Advisory Vote on Executive Compensation (“Say-on-Pay” vote)
In 2024, we held a vote on the frequency of any future Say-on-Pay votes, which approved an annual non-binding advisory vote on the compensation of our named executive officers. In setting the form and amount of compensation for our named executive officers, the Compensation Committee considered the voting results from this non-binding advisory Say-On-Pay vote as well as feedback received from stockholders throughout the year. Stockholder support for our fiscal 2023 compensation program was not as strong (approximately 68.0% support at our 2024 Annual Meeting of Stockholders) as in past years due in part to the option exchange which the Company considers as a one time event. No fundamental changes were made based on the vote. Management held discussions with holders of a majority of the shares of common stock outstanding, all who noted their support for the option exchange as described previously in this proxy. We will be conducting our next Say-on-Pay vote on the compensation of our named executive officers at this upcoming 2025 Annual Meeting of Stockholders as a result of our non-binding Say-on-Frequency vote from the 2022 Annual Meeting of the Stockholders. See the section titled “Proposal No. 3 Approval, on a Non-Binding, Advisory Basis, of the Compensation of our Named Executive Officers” for more information. We value the opinions of our stockholders and will consider the outcome of future Say-on-Pay votes, as well as any feedback received throughout the year, when making compensation decisions for our executive officers.
Compensation Committee Report
This report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by Arcutis Biotherapeutics, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the company incorporates such report by specific reference.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and the proxy statement of Arcutis Biotherapeutics, Inc.
The preceding report has been furnished by the following members of the Compensation Committee:
Bhaskar Chaudhuri Ph.D., Chair
Patrick Heron
Keith Leonard

EXECUTIVE COMPENSATION TABLES
2024 Summary Compensation Table

The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid or awarded to or earned by our NEOs during the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)		All Other Compensation ($) (4)	Total ($)
Todd Franklin Watanabe	2024	660,867	1,405,630	1,053,227	549,841		19,926	3,689,491
President and Chief	2023	633,500	1,384,250	2,543,320	354,127		20,069	4,935,266
Executive Officer	2022	590,000	1,252,803	2,314,700	407,100		16,952	4,581,555
David Topper (5)	2024	364,792	1,854,200	2,772,155	296,640		23,416	5,311,203
Chief Financial Officer
Patrick E. Burnett,	2024	504,203	989,282	709,002	293,274		17,289	2,513,050
M.D., Ph.D.	2023	477,267	332,220	611,185	230,878		14,795	1,666,345
Chief Medical Officer	2022	457,167	314,526	579,598	210,297		22,490	1,584,078
L. Todd Edwards	2024	516,419	679,120	452,117	300,311		17,178	1,965,145
Chief Commercial Officer	2023	131,254	334,800	938,855	241,883		11,055	1,657,847
Masaru Matsuda, J.D.	2024	465,472	535,475	452,117	268,112		16,356	1,737,532
General Counsel	2023	434,027	332,220	611,185	209,961		15,756	1,603,149
	2022	415,000	1,123,821	3,392,725	190,901		20,317	5,142,764
John Smither (6)	2024	183,333	1,053,771	759,714	105,600	(7)	—	2,102,418
Chief Financial Officer	2023	200,886	—	738,160	97,179		—	1,036,225

(1)Amounts reflect (i) the grant date fair value of RSUs and PSUs granted to the NEOs during the year ended December 31, 2024 and (ii) the incremental fair value of the RSUs (“Replacement RSU Awards”) granted to the NEOs in connection with the stock option exchange program completed in February 2024, computed in accordance with ASC Topic 718. See Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for the assumptions used in calculating these amounts. The amount reported for PSUs includes the probable outcome of the performance measures being achieved, which was also the highest level of achievement of the performance conditions for Mr. Topper and Mr. Edwards. These amounts do not correspond to the actual value that may be recognized by the NEOs upon vesting of the applicable awards.
(2)Amounts reflect the full grant date fair value of option awards computed in accordance with ASC Topic 718. See Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for the assumptions used in calculating these amounts. These amounts do not correspond to the actual value that may be recognized by the NEOs upon vesting of the applicable awards.
(3)Amounts represent the annual performance-based cash incentive earned by our NEOs based on the achievement of certain corporate performance objectives and individual performance during 2024. These amounts were paid to the NEOs in March 2025. Please see the descriptions of the annual performance incentive payments paid to our NEOs under “Cash-Based Incentive Compensation” above.
(4)Amount represents our matching contributions under our 401(k) plan and reimbursements for travel and housing related to travel to Corporate headquarters. 401(k) matching contributions were $13,800 for Mr. Watanabe, $12,956 for Mr. Burnett, $13,800 for Mr. Edwards, and $13,800 for Mr. Matsuda. Travel and housing reimbursements related to travel to Corporate headquarters were $6,126 for Mr. Watanabe, $23,416 for Mr. Topper, $4,333 for Mr. Burnett, $3,378 for Mr. Edwards, and $2,556 for Mr. Matsuda.
(5)Mr. Topper commenced services with us in April 2024.
(6)Mr. Smither commenced services with us in August 2023. Mr. Smither retired from the Company in April 2024 and entered into a transition and release agreement. His transition agreement provides that he will provide transition services for two years through April 30, 2026. In exchange for his services, he was awarded stock options and restricted stock units. In addition, his unvested equity awards were either accelerated to vest 100% upon retirement or will continue to vest per the terms of their corresponding grant agreements, subject to him continuing to provide transition services through the applicable vesting dates.
(7)In connection with his transition and release agreement, Mr. Smither was paid a pro-rata portion of his annual cash incentive based on his actual salary earned through his retirement in April 2024.

Grants of Plan-Based Awards Table
The following table provides information about the plan-based awards granted in 2024 to each of our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Awards	Grant Date Fair Value of Stock Options and Awards ($) (3)
	Grant Date		Target	Maximum	Target	Maximum
NEO
Todd Franklin			429,563	644,345
Watanabe	1/12/2024						125,000			455,000
	2/13/2024	(6)					20,459			115,690
	2/13/2024	(6)					1,207			6,825
	2/13/2024	(7)					27,930			136,656
	2/13/2024	(7)					91,220			318,923
	2/13/2024	(7)					5,136			25,129
	2/13/2024	(7)					2,830			9,950
	2/13/2024	(8)					116,100			337,456
	1/12/2024							410,000	3.64	1,053,227
David Topper			231,750	347,625
	6/20/2024	(4)			60,000	60,000				496,800
	4/10/2024	(4)					110,000			1,357,400
	4/10/2024	(4)						310,000	12.34	2,772,155
Patrick Burnett			228,992	343,488
M.D., Ph.D.	1/12/2024						28,000			101,920
	2/13/2024	(6)					121,821			644,226
	2/13/2024	(6)					6,179			32,676
	2/13/2024	(7)					600			2,936
	2/13/2024	(7)					20,901			73,126
	2/13/2024	(7)					2,649			9,268
	2/13/2024	(7)					9,000			44,035
	2/13/2024	(8)					27,900			81,094
	1/12/2024							276,000	3.64	709,001
L. Todd			234,540	351,811
Edwards	2/22/2024	(9)			60,000	60,000				577,200
	1/12/2024						28,000			101,920
	1/12/2024							176,000	3.64	452,117
Masaru			209,462	314,193
Matsuda	1/12/2024						28,000			101,920
J.D.	2/13/2024	(7)					6,806			26,737
	2/13/2024	(7)					14,476			50,647
	2/13/2024	(7)					3,174			11,105
	2/13/2024	(7)					67,194			263,972
	2/13/2024	(8)					27,900			81,094
	1/12/2024							176,000	3.64	452,117
John Smither		(5)	82,500	123,750
	2/13/2024	(6)					2,793			18,270
	2/13/2024	(7)					8,572			56,944
	5/1/2024	(5)					100,000			884,000
	4/30/2024	(10)						104,167	8.54	464,080
	5/1/2024	(5)						75,000	8.84	295,635

(1)Amounts represent cash-based annual incentive bonuses for fiscal year 2024, following the achievement of certain corporate goals as determined by the Compensation Committee and as detailed in the heading “Compensation Discussion & Analysis – Evaluation of Performance Against 2024 Corporate Goals”. The “maximum” amounts shown in the table above reflect the largest possible payments related to 2024, to be paid in March 2025. There are no minimum thresholds.
(2)Amounts represent number of PSUs granted, which represents the number that could vest based on target and maximum achievement of the related performance goal. There are no minimum thresholds.
(3)Amounts represent (i) the aggregate grant date fair values of the equity awards and (ii) the incremental fair value of the RSUs (“Replacement RSU Awards”) granted to the NEOs in connection with stock option exchange program completed in February 2024, computed in accordance with ASC Topic 718. The aggregate grant date fair value for the RSUs was based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our common stock on the date of grant. The incremental fair value of Replacement RSU Awards was based on the fair value on the grant date of the exchanged options, which was determined as the closing market price per share of our common stock on the grant date. The aggregate grant date fair value for the Stock Options was based on the Black-Scholes option valuation methodology. This calculation is performed for accounting purposes and reported in the table. However, our NEOs may never realize any value from their equity awards. For additional information, refer to Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for the assumptions used in calculating these amounts. The amount reported for PSUs includes the probable outcome of the performance measures being achieved, which was also the highest level of achievement of the performance conditions for Mr. Topper and Mr. Edwards.
(4)Mr. Topper joined the Company in April 2024 and was awarded new-hire stock options, RSUs and PSUs. The PSUs were subject to the achievement of a financial milestone as described above under “Compensation Discussion and Analysis – Equity-Based Incentive Compensation – Performance-Based Equity”. The award vests as to 50% of the PSUs upon achievement of the milestone and 50% on the first anniversary of achievement.
(5)Mr. Smither resigned from the Company in April 2024 and entered into a transition and release agreement. His transition agreement provides that he will provide transition services for two years through April 30, 2026. In exchange for his services, he was awarded stock options and restricted stock units. In addition, his unvested equity awards were either accelerated to vest 100% upon retirement or will continue to vest per the terms of their corresponding grant agreements, subject to him continuing to provide transition services through the applicable vesting dates.
(6)Represents a Replacement RSU Award granted pursuant to the Option Exchange Program, which vest 1/4 quarterly over a period of one year beginning February 1, 2024, subject to the holder’s continuous provision of services to us through each such date.
(7)Represents a Replacement RSU Award granted pursuant to the Option Exchange Program, which vest 1/8 quarterly over a period of two years beginning February 1, 2024, subject to the holder’s continuous provision of services to us through each such date.
(8)Represents a Replacement RSU Award granted pursuant to the Option Exchange Program, which vest 1/12 quarterly over a period of three years beginning February 1, 2024, subject to the holder’s continuous provision of services to us through each such date.
(9)Mr. Edwards’ employment agreement included a PSU award that was granted in 2024. The PSUs were subject to the achievement of a financial milestone as described above under “Compensation Discussion and Analysis – Equity-Based Incentive Compensation – Performance-Based Equity”. The award vests as to 50% of the PSUs upon achievement of the milestone and 50% on the first anniversary of achievement.
(10)Represents the incremental fair value related to Mr. Smither’s modified award that was accelerated to vest 100% upon retirement and will continue to vest per the terms of their corresponding grant agreements upon the modification date of April 30, 2024.

Outstanding Equity Awards at 2024 Fiscal Year End.
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2024.

		Option Awards					Stock Awards
Name	Vesting Commencement Date (3)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price (#)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Todd	3/13/2019 (18)	49,823	—	—	1.68	03/13/29
Franklin	3/13/2019 (19)	217,973	—	—	1.68	03/13/29
Watanabe	11/20/2019	24,991	—	—	6.52	11/20/29
	1/12/2024	93,958	316,042	—	3.64	01/12/34
	3/3/2021						8,175	113,878
	3/1/2022						35,450	493,819
	3/1/2023						65,625	914,156
	2/1/2024						125,000	1,741,250
	2/1/2024 (4)						5,417	75,459
	2/1/2024 (5)						79,447	1,106,697
	2/1/2024 (6)						87,075	1,212,955
David	12/18/2023 (7)	7,500	—	—	2.54	12/18/33
Topper	4/10/2024 (8)	—	310,000	—	12.34	04/10/34
	4/1/2024						110,000	1,532,300
	9/21/2024 (9)						30,000	417,900
Patrick	1/12/2024	5,750	212,750	—	3.64	01/12/34
Burnett	3/3/2021						2,375	33,084
M.D.,	3/1/2022						8,900	123,977
Ph.D.	3/1/2023						15,750	219,398
	2/1/2024						28,000	390,040
	2/1/2024 (4)						32,000	445,760
	2/1/2024 (5)						20,719	288,616
	2/1/2024 (6)						20,925	291,485
	8/1/2020 (10)						4,187	58,325
	8/1/2022 (11)						8,375	116,664
L.Todd	10/1/2023 (8)	70,000	170,000	—	5.58	09/27/33
Edwards	1/12/2024	40,333	135,667	—	3.64	01/12/34
	10/1/2023						45,000	626,850
	2/1/2024						28,000	390,040
	2/22/2024 (12)						30,000	417,900
Masaru	1/12/2024	40,333	135,667	—	3.64	01/12/34
Matsuda	3/1/2022						6,650	92,635
J.D.	2/1/2024						28,000	390,040
	3/1/2023						15,750	219,398
	2/1/2024 (5)						57,281	797,924
	2/1/2024 (6)						20,925	291,485
	1/3/2022 (13)						4,875	67,909
	1/3/2022 (14)						4,875	67,909
John	8/31/2023 (15)	125,000	—	—	8.54	08/31/33
Smither	4/30/2024 (16)	25,000	50,000	—	8.84	10/30/26
	2/1/2024 (4)						698	9,723
	2/1/2024 (5)						5,357	74,623
	4/30/2024 (17)						100,000	1,393,000
(1)Each award is subject to the acceleration of vesting provisions in each named executive officers’ severance & change in control agreement.
(2)Based on the closing price of our common stock on December 31, 2024 of $13.93 per share.

(3)Except as otherwise noted, each option vests and becomes exercisable in substantially equal monthly installments over a four year period commencing on the vesting commencement date, subject to the optionee’s continuous service to us through the applicable vesting date, and each award of restricted stock units vests in substantially equal annual installments over a four year period commencing on the vesting commencement date, subject to the holder’s continuous service to us through the applicable vesting date.
(4)The RSU award represents a Replacement RSU award granted pursuant to the Option Exchange Program. The RSUs vest 1/4 quarterly over a period of one year beginning February 1, 2024, subject to the holder’s continuous provision of services to us through each such date.
(5)The RSU award represents a Replacement RSU award granted pursuant to the Option Exchange Program. The RSUs vest 1/8 quarterly over a period of two years beginning February 1, 2024, subject to the holder’s continuous provision of services to us through each such date.
(6)The RSU award represents a Replacement RSU award granted pursuant to the Option Exchange Program. The RSUs vest 1/12 quarterly over a period of three years beginning February 1, 2024, subject to the holder’s continuous provision of services to us through each such date.
(7)Mr. Topper was awarded a stock option award for his consulting services prior to joining the Company in April 2024. The option vested 100% on December 18, 2023.
(8)The option vests and becomes exercisable as to 1/4th of the original number of shares underlying the option on the first anniversary of the vesting commencement date and as to 1/48th of the original number of shares underlying the option on each monthly anniversary thereafter, subject to the optionee’s continuous provision of services to us through such date.
(9)The PSU award was granted on June 20, 2024 and was subject to a performance objective, which was achieved on September 21, 2024, at which point 50% of the applicable grant vested. The remaining portion of the grant will vest on the one-year anniversary of the vesting commencement date, subject to the holder’s continuous provision of services to us through each such date.
(10)The performance stock award was granted on August 3, 2020 and was subject to an FDA related milestone performance objective, which was achieved on December 30, 2021. The shares vest over a four-year period annually on each anniversary of the achievement date, subject to the holder’s continuous provision of services to us through each such date.
(11)The performance stock award was granted on August 3, 2020 and was subject to an FDA related milestone performance objective, which was achieved on August 18, 2022. The shares vest over a four-year period annually on each anniversary of the achievement date, subject to the holder’s continuous provision of services to us through each such date.
(12)The PSU award was granted on February 22, 2024 and was subject to a performance objective, which was achieved on May 16, 2024, at which point 50% of the applicable grant vested. The remaining portion of the grant will vest on the one-year anniversary of the achievement date, subject to the holder’s continuous provision of services to us through each such date.
(13)The performance stock award was granted on January 3, 2022 and was subject to a performance objective, which was achieved on November 18, 2022, at which point 25% of the applicable grant vested. The remaining portion of the grant will vest in equal 25% installments on each subsequent one year anniversary over a remaining three-year period, subject to the holder’s continuous provision of services to us through each such date.
(14)The performance stock award was granted on January 3, 2022 and was subject to a performance objective, which was achieved on May 27, 2022, at which point 25% of the applicable grant vested. The remaining portion of the grant will vest in equal 25% installments on each subsequent one year anniversary over a remaining three-year period, subject to the holder’s continuous provision of services to us through each such date.
(15)Pursuant to Mr. Smither’s transition and release agreement, the option was amended to vest 100% upon Mr. Smither's retirement on April 30, 2024.
(16)The option vests in equal monthly installments through the second annual anniversary of the vesting commencement date, subject to the optionee’s continuous provision of services to us through each such date.
(17)The RSUs vest in equal installments on each of the first and second annual anniversaries of the vesting commencement date, subject to the holder’s continuous provision of services to us through each such date.
(18)The option was granted on March 13, 2019 and was subject to a performance objective, which was achieved on December 20, 2019. The option vested monthly over a four year period beginning December 20, 2019.
(19)The option was granted on March 13, 2019 and was subject to a performance objective, which was achieved on January 30, 2020. The options vested monthly over a four year period beginning January 30, 2020.
Option Exercises and Stock Vested in Fiscal 2024
The following table summarizes the exercise of options and the vesting of RSUs and PSUs for each of our NEOs during the year ended December 31, 2024.

	Option Awards		Stock Awards
Named Executive Officer	Number of Securities Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Securities Acquired on Vesting	Value Realized on Vesting ($)(2)
Todd Franklin Watanabe	—	—	147,968	1,475,557
David Topper	—	—	30,000	304,500
Patrick Burnett, M.D., Ph.D.	57,500	344,719	135,856	1,275,410
L. Todd Edwards	—	—	45,000	416,850
Masaru Matsuda, J.D.	—	—	59,669	563,513
John Smither	78,249	1,002,705	5,310	47,772
(1)The value shown is based on the stock options exercised multiplied by the difference between the price at which they were valued on the date of exercise and the stock option exercise price.
(2)The value shown is the closing price of a share of our Common Stock on the vesting date of RSUs or PSUs, multiplied by the number of units vested.
Pension Benefits
We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive, any special benefits under, any pension or defined benefit retirement plan sponsored by us during 2024.
Nonqualified Deferred Compensation
During 2024, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.
Equity Compensation Plan Information
The following table provides certain information as of December 31, 2024, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (6)
Equity Compensation Plans Approved by Stockholders (3) (4) (5)	11,397,996	$6.69	5,370,158
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	11,397,996	$6.69	5,370,158
(1)Amounts include 5,342,909 options outstanding and 6,055,087 RSU’s outstanding under the Arcutis Biotherapeutics, Inc. 2022 Employment Inducement Incentive Plan (the “2022 Plan”), 2020 Equity Incentive Plan (2020 Plan) and 2017 Equity Incentive Plan (2017 Plan).
(2)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.
(3)Includes the 2017 Plan, the 2020 Plan, the 2020 Employee Stock Purchase Plan (the “2020 ESPP”) and the 2022 Plan.
(4)The 2020 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2020 Plan shall be increased on the first day of each year beginning in 2021 and ending in 2030, equal to the lesser of (i) four percent (4.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year, and (ii) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 11,000,000 shares of stock may be issued upon the exercise of incentive stock options.
(5)The 2020 ESPP contains an “evergreen” provision, pursuant to which the maximum number of shares of our common stock authorized for sale under the 2020 ESPP shall be increased on the first day of each year beginning in 2021 and ending in 2030, equal to the lesser of (i) one percent (1.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year, and (ii) such number of shares of common stock as determined by our Board; provided, however, no more than 5,265,000 shares of our common stock may be issued thereunder.
(6)Includes 1,842,720 shares that were available for future issuance under the 2020 ESPP. The maximum number of shares of our common stock that was purchasable in the offering period that was ongoing as of December 31, 2024 was 712,000.
2022 Employment Inducement Incentive Plan
In December 2021, the Board adopted the Company 2022 Plan, which provides for the grants of awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock and cash-based awards to persons who have not previously been an employee or director of the Company, or to an individual following a bona fide period of non-employment with the Company, as an inducement for the individual’s entering into employment with the Company. The purpose of the 2022 Plan is to help the Company provide incentives to attract and retain the employment services of new employees, to motivate those new employees whose potential contributions are important to the success of the Company to accept an offer of employment by providing them with equity ownership opportunities, and to advance the interests of the Company’s stockholders by providing incentives to those eligible individuals who are expected to make important contributions to the Company.
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock other than an ordinary dividend or distribution, the Board will make equitable adjustments, to the number and type of shares reserved for issuance and future grant, the exercise price, number and type of shares subject to outstanding options and share appreciation rights and the number and type of shares subject to other outstanding awards in connection with the 2022 Plan.
The 2022 Plan is administered by the Compensation Committee or the Board acting as the Compensation Committee. Subject to the provisions of the 2022 Plan, the administrator has the power to select the recipients of awards, to determine the number of shares subject to any award, to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to awards, to determine whether, and the extent to which, adjustments are required under the 2022 Plan, and to determine the terms and conditions of awards.
The 2022 Plan permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock and cash-based awards to persons who have not previously been an employee or director of the Company, or an individual following a bona fide period of non-employment with the Company, as an inducement for the individual’s entering into employment with the Company.
Policies and Practices Related to the Timing of Equity Grants
We generally grant annual equity-based awards to our executive officers in the first quarter of each calendar year during the performance review cycle, although the exact timing of the awards may change from year to year. The Compensation Committee or the Board of Directors may also grant equity awards, including stock options, at different times of the year to new hires and in connection with promotions or other job changes. Neither the Compensation Committee nor the Board of Directors grants equity awards in anticipation of the release of material non-public information and we have not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

The following table contains information required by Item 402(x)(2) of Regulation S-K about stock options granted to our named executive officers in 2024 during the period beginning four business days before and ending one business day after (1) the filing of our current report on Form 8-K on January 11, 2024 announcing our stock option exchange program, and (2) the filing of our current report on Form 8-K on April 10, 2024 announcing the appointment of David Topper as our Chief Financial Officer. The below stock options were the annual equity-based awards granted to our executive officers on January 12, 2024 and new hire stock options granted to Mr. Topper on April 10, 2024.

Named Executive Officer	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/Share)	Grant Date Fair Value of the Award ($)(1)
Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information

Todd Franklin Watanabe	1/12/2024	410,000	3.64	1,053,227	(12.1)%
Patrick Burnett, M.D., Ph.D.	1/12/2024	276,000	3.64	709,001	(12.1)%
L. Todd Edwards	1/12/2024	176,000	3.64	452,117	(12.1)%
Masaru Matsuda, J.D.	1/12/2024	176,000	3.64	452,117	(12.1)%
David Topper	4/10/2024	310,000	12.34	2,772,155	(4.9)%
(1)Amounts represent grant date fair values of the Stock Options computed in accordance with ASC Topic 718. The aggregate grant date fair value for the Stock Options was based on the Black-Scholes option valuation methodology. For additional information, refer to Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for the assumptions used in calculating these amounts.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Program

We maintain a compensation program that was last amended in May 2023 and provides cash and equity compensation to our non-employee directors (the “Non-Employee Director Compensation Program”) for their service on the Board and its committees as discussed below. The Non-Employee Director Compensation Program is intended to be fair and competitive to account for the time and effort required of our directors. We do not provide directors who are also our employees any additional compensation for their service as directors.
Cash Compensation
Pursuant to the Non-Employee Director Compensation Program, each non-employee director receives an annual retainer of $50,000 (the “Base Retainer”). Non-employee directors are eligible to receive additional annual retainers as follows:

Amount
Board Chair	$35,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	10,000
Audit Committee Member	10,000
Compensation Committee Member	7,500
Nominating and Corporate Governance Committee Member	5,000
The cash compensation set forth above is payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service.
We have also reimbursed, and will continue to reimburse, our non-employee directors for their travel, lodging, and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.
Equity Compensation

The Non-Employee Director Compensation Program also provides for equity compensation to each non-employee director as compensation for his or her service on the Board. Upon a director’s initial appointment or election to our Board, such director automatically receives an award of stock options to purchase shares of our common stock having a grant date fair value of $500,000 (the “Initial Director Grant”). On an annual basis thereafter, each non-employee director is eligible to receive an award with a value equivalent to $250,000 consisting of (1) stock options having a grant date value of $162,500 (65% of $250,000) and (2) an award of restricted stock units having a grant date value of $87,500 (35% of $250,000) (the “Annual Director Grant”).

Each option granted under the Non-Employee Director Compensation Program has an exercise price per share equal to the closing trading price of our common stock on the date of grant. Initial Director Grants vest on each of the first three annual anniversaries of the grant date, subject to the award holder’s continued service through each applicable vesting date. Annual Director Grants vest in full on the earlier of the first anniversary of the grant date or immediately before the next annual meeting of stockholders, subject to the award holder’s continued service through the applicable vesting date. All equity awards granted to our non-employee directors under the Non-Employee Director Compensation Program will, to the extent they are outstanding and unvested, vest in full immediately prior to the consummation of a change in control. Non-employee directors may elect to defer the issuance of shares underlying their RSUs.

Director Compensation Table
The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)(3)	Stock Awards ($) (2)(3)	All Other Compensation ($)		Total ($)
Bhaskar Chaudhuri, Ph.D.	65,000		162,500	87,500	—		315,000
Terrie Curran	60,000		162,500	87,500	—		310,000
Halley Gilbert	60,000		162,500	87,500	—		310,000
Patrick J. Heron (5)	86,984	(3)	162,500	87,500	—		336,984
Neha Krishnamohan	60,000		162,500	87,500	—		310,000
Keith R. Leonard (5)	63,016		162,500	87,500	—		313,016
Sue-Jean Lin	75,000		162,500	87,500	—		325,000
Howard G. Welgus, M.D.	55,000		162,500	87,500	2,125	(4)	307,125
(1)Amounts reflect the full grant date fair value of stock options granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. See Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for the assumptions used in calculating these amounts.
(2)Amount reflects the full grant date fair value of restricted stock units granted during 2024 rather than the amounts paid to or realized by the named individual. See Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for the assumptions used in calculating these amounts.
(3)As of December 31, 2024, outstanding options and restricted stock units held by our current non-employee directors were as follows:

	Shares Subject to Outstanding Options	Restricted Stock Units (2)
Bhaskar Chaudhuri, Ph.D.	188,424	10,139
Terrie Curran	101,959	10,139
Halley Gilbert	101,959	10,139
Patrick J. Heron	88,459	10,139
Neha Krishnamohan	68,754	10,139
Keith R. Leonard	83,975	10,139
Sue-Jean Lin	76,791	10,139
Howard G. Welgus, M.D. (1)	115,859	10,139
a.Dr. Welgus received stock options that were granted for his service as Chief Medical Officer, which continue to vest subject to his continued service as a member of our Board. 51,400 of his outstanding options relate to his awards granted as CMO.
b.Ms. Krishnamohan, Mr. Leonard and Ms. Lin elected to defer receipt of the shares underlying their vested restricted stock units granted in 2023 until the earlier of (i) 5 years from grant, (ii) 6 months after separation from services if a specified employee within the meaning of Section 409A, or (iii) upon a change in control event within the meaning of Section 409A. Ms. Gilbert and Mr. Heron elected to defer receipt of the shares underlying their restricted stock units granted in 2023 until the earlier of (i) 6 months after separation from services if a specified employee within the meaning of Section 409A, or (ii) upon a change in control event within the meaning of Section 409A. For each of the aforementioned directors, 4,375 shares were vested and deferred as of December 31, 2024 and are not reflected in this table.
(4)Amount paid to Frazier Healthcare Partners on behalf of Mr. Heron’s service as a member of the Board.
(5)Amount represents consulting fees paid for services other than as a member of our Board.
(6)Effective November 4, 2024, Mr. Leonard succeeded Patrick Heron as chair of the Board. Mr. Heron continues to serve as an independent director.

INFORMATION ABOUT STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
The following table presents information as to the beneficial ownership of our common stock as of April 15, 2025 for:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each named executive officer as set forth in the summary compensation table above;
•each of our directors; and
•all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2025 are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock in the table is based on shares of our 119,199,222 common stock issued and outstanding on April 15, 2025. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Arcutis Biotherapeutics, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Common Stock	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders:
Jennison Associates LLC (1)	12,128,533	—	12,128,533	10.2%
Rubric Capital Management LP (2)	10,966,672	—	10,966,672	9.2%
Prudential Financial, Inc. (1)(3)	9,884,137	—	9,884,137	8.3%
Suvretta Capital Management, LLC (4)	9,534,837	—	9,534,837	8.0%
BlackRock, Inc. (5)	9,029,624	—	9,029,624	7.6%
Frazier Life Sciences VIII, L.P. (6)	8,785,284	—	8,785,284	7.4%
Polar Capital Holdings Plc (7)	6,297,688	—	6,297,688	5.3%
Named Executive Officers and Directors:
Todd Franklin Watanabe (8)	709,200	59,148	768,348	*
David Topper (9)	36,274	16,626	52,900	*
Patrick E. Burnett, M.D., Ph.D. (10)	—	23,885	23,885	*
L. Todd Edwards (11)	39,555	53,250	92,805	*
Masaru Matsuda, J.D. (12)	66,429	29,699	96,128	*
Howard G. Welgus, M.D. (13)	111,805	37,191	148,996	*
Bhaskar Chaudhuri, Ph.D. (14)	900,059	37,191	937,250	*
Terrie Curran (15)	—	37,191	37,191	*
Halley Gilbert (16)	8,687	37,191	45,878	*
Patrick J. Heron (6)(17)	8,793,971	37,191	8,831,162	7.4%
Keith Leonard (18)	10,437	37,191	47,628	*
Sue-Jean Lin (19)	8,987	37,191	46,178	*
Neha Krishnamohan (20)	5,607	37,191	42,798	*
All executive officers and directors as a group (13 persons)(21)	10,691,011	480,136	11,171,147	9.4%
______________
*Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)As reported on a Schedule 13G/A filed with the SEC on March 6, 2024. Consists of 12,128,533 shares of our common stock held by Jennison Associates LLC. Jennison Associates LLC furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients ("Managed Portfolios"). As a result of its role as investment adviser of the Managed Portfolios, Jennison Associates LLC may be deemed to be the beneficial owner of the shares of our common stock held by such Managed Portfolios. Prudential Financial, Inc. indirectly owns 100% of equity interests of Jennison Associates LLC. As a result, Prudential Financial, Inc. may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison Associates LLC may have with respect to our common stock held by the Managed Portfolios. Jennison Associates LLC does not file jointly with Prudential Financial, Inc., as such, shares of our common stock reported on Jennison Associates LLC’s 13G may be included in the shares reported on the 13G filed by Prudential Financial, Inc. The principal business address of Jennison Associates LLC is 7466 Lexington Avenue, New York, NY 10017.
(2) As reported on a Schedule 13G/A filed with the SEC on November 13, 2024. Consists of 10,966,672 shares of our common stock reported by Rubric Capital Management LP and David Rosen. Rubric Capital Management LP ("Rubric Capital") is the investment adviser to certain investment funds and/o accounts that hold the shares of Common Stock and David Rosen is the general partner of Rubric Capital. The principal business address of Rubric Capital is 155 East 44th St, Suite 1630, New York, NY 10017.
(3)As reported on a Schedule 13G/A filed with the SEC on February 14, 2024. Consists of 9,884,137 shares of our common stock reported by Prudential Financial, Inc. as beneficially owned by the following subsidiaries: The Prudential Insurance Company of America, Jennison Associates LLC, PGIM, Inc., PGIM Quantitative Solutions LLC, and PRUCO Securities, LLC. The principal business address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102.

(4)As reported on a Schedule 13G/A filed with the SEC on February 13, 2024. Consists of 9,534,837 shares of our common stock reported by Suvretta Capital Management as beneficially owned by Averill Master Fund, Ltd. Aaron Cowen has beneficial ownership by virtue of his role as a control person of Suvretta Capital Management, LLC. The principal business address of Suvretta Capital Management, LLC is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(5)As reported on a Schedule 13G/A filed with the SEC on November 8, 2024. Consists of 9,029,624 shares of our common stock reported by BlackRock, Inc. as beneficially owned by the following subsidiaries: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock, Investment Management (UK) Limited, SpiderRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd. The principal business address of Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.
(6)As reported on a Schedule 13D/A filed with the SEC on March 6, 2024. Consists of 8,785,284 shares of our common stock held directly by Frazier Life Sciences VIII, L.P. FHM Life Sciences VIII, L.P. is the general partner of Frazier Life Sciences VIII, L.P. and FHM Life Sciences VIII, L.L.C. is the general partner of FHM Life Sciences VIII, L.P. James N. Topper and Patrick J. Heron are the sole members of FHM Life Sciences VIII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences VIII, L.P. and FHM Life Sciences VIII, L.L.C. The principal business address of FLS LP is 1001 Page Mill Rd, Building 4, Suite B, Palo Alto, CA 94304.
(7)As reported on a Schedule 13G/A filed with the SEC on February 13, 2024. Consists of 6,297,688 shares of our common stock reported by Polar Capital Holdings Plc as beneficially owned by Polar Capital LLP and Polar Capital Funds PLC - Biotechnology Fund. The principal business address of Polar Capital Holdings Plc is 16 Palace Street, London, SW1E 5JD.
(8)Consists of (i) 478,060 shares of our common stock held of record by Todd Franklin Watanabe, (ii) 124,956 shares of our common stock held of record by The Watanabe 2016 Irrevocable Trust, (iii) 57,358 shares of our common stock held of record by Watanabe Ventures, LLC, (iv) 24,413 shares of our common stock held of record by The Anderson Prest Watanabe Irrevocable Trust dated 12 December 2006, (v) 24,413 shares of our common stock held of record by The John Franklin Watanabe Trust dated 25 July 2001, (vi) 33,583 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025, and (vii) 25,565 shares of our common stock subject to the vesting of restricted stock units within 60 days of April 15, 2025.
(9)Consists of (i) 36,274 shares of our common stock held of record by David Topper, and (ii) 16,626 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025.
(10)Consists of (i) 17,417 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025, and (ii) 6,468 shares of our common stock subject to the vesting of restricted stock units within 60 days of April 15, 2025.
(11)Consists of (i) 39,555 shares of our common stock held of record by L. Todd Edwards, (ii) 23,250 shares of our common stock subject to options that are exercisable within 60 days of April 15, 202, and (iii) 30,000 shares of our common stock subject to the vesting of restricted stock units within 60 days of April 15, 2025.
(12)Consists of (i) 66,429 shares of our common stock held of record by Masaru Matsuda (ii) 11,042 shares of our common stock subject to options that are exercisable within 60 days of April 15, 202, and (iii) 18,657 shares of our common stock subject to the vesting of restricted stock units within 60 days of April 15, 2025.
(13)Consists of (i) 111,805 shares of our common stock held of record by Howard G. Welgus, (ii) 27,052 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025, and (iii) 10,139 shares of our common stock subject to the vesting of restricted stock units within 60 days of April 15, 2025.
(14)Consists of (i) 850,078 shares of our common stock held of record by Bhaskar Chaudhuri, (ii) 49,981 shares of our common stock held of record by the Chaudhuri Family Trust Dated January 12, 2001, (iii) 27,052 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025, and (iv) 10,139 shares of our common stock subject to the vesting of restricted stock units within 60 days of April 15, 2025.
(15)Consists of (i) 27,052 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025, and (ii) 10,139 shares of our common stock subject to the vesting of restricted stock units within 60 days of April 15, 2025.
(16)Consists of (i) 4,312 shares of our common stock held of record by Halley Gilbert, (ii) 4,375 restricted (deferred) stock units that have fully vested, which will convert into an equivalent number of shares of our common stock when Ms. Gilbert ceases to serve as a director of the Company, (iii) 27,052 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025, and (iv) 10,139 shares of our common stock subject to the vesting of restricted stock units within 60 days of April 15, 2025.
(17)Consists of (i) 4,312 shares of our common stock held of record by Patrick Heron, (ii) 4,375 restricted (deferred) stock units that have fully vested, which will convert into an equivalent number of shares of our common stock when Mr. Heron ceases to serve as a director of the Company, (iii) 8,785,284 shares of our common stock held by Frazier Life Sciences VIII, LP, or FLS LP, (iv) 27,052 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025, and (v) 10,139 shares of our common stock subject to restricted stock units that are vesting within 60 days of April 15, 2025. See footnote (6).
(18)Consists of (i) 4,312 shares of our common stock held of record by Keith Leonard, (ii) 4,375 restricted (deferred) stock units that have fully vested, which will convert into an equivalent number of shares of our common stock on the earlier of (a) the fifth anniversary of the grant date, or (b) when Mr. Leonard ceases to serve as a director of the Company, (iii) 1,750 shares of our common stock held of record by the Leonard Family Trust dated August 28, 1996, (iv) 27,052 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025, and (v) 10,139 shares of our common stock subject the vesting of restricted stock units within 60 days of April 15, 2025.
(19)Consists of (i) 4,612 shares of our common stock held of record by Sue-Jean Lin, (ii) 4,375 restricted (deferred) stock units that have fully vested, which will convert into an equivalent number of shares of our common stock on the earlier of (a) the fifth anniversary of the grant date, or (b) when Ms. Lin ceases to serve as a director of the Company, (iii) 27,052 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025, and (iv) 10,139 shares of our common stock subject to the vesting of restricted stock units within 60 days of April 15, 2025.
(20)Consists of (i) 1,232 shares of our common stock held of record by Neha Krishnamohan, (ii) 4,375 restricted (deferred) stock units that have fully vested, which will convert into an equivalent number of shares of our common stock on the earlier of (a) the fifth anniversary of the grant date, or (b) when Ms. Krishnamohan ceases to serve as a director of the Company, (iii) 27,052 shares of our common stock subject to options that are exercisable within 60 days of April 15, 2025, and (iv) 10,139 shares of our common stock subject to the vesting of restricted stock units within 60 days of April 15, 2025.
(21)Includes (i) 318,334 shares subject to options held by all executive officers and directors that are exercisable within 60 days of April 15, 2025 and (ii) 161,802 shares of our common stock subject the vesting of restricted stock units within 60 days of April 15, 2025.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2024, except, due to an administrative oversight, Mr. Topper filed a late Form 4 filing on September 25, 2024.
PROPOSAL NO. 3 APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal (the “Say-on-Pay Vote”), and commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.
As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of Arcutis Biotherapeutics, Inc. approve, on an advisory basis, the fiscal year 2024 compensation of Arcutis Biotherapeutics, Inc.’s named executive officers as described in the “Executive Compensation” section and disclosed in the Summary Compensation

Table and related compensation tables and narrative disclosure set forth in Arcutis Biotherapeutics, Inc.’s Proxy Statement for the 2025 Annual Meeting of Stockholders.”
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE “EXECUTIVE COMPENSATION” SECTION, THE ACCOMPANYING COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE OF THIS PROXY STATEMENT.
ADDITIONAL INFORMATION
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
Brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 or (3) request from Broadridge Financial Solutions, Inc. by calling 1-866-540-7095. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.
Forward-Looking Statements
This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.
No Incorporation By Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, information that should be considered as part of the filing that you are reading. Based on SEC regulations, the reports of the Audit and Compensation Committees included in this proxy statement are not specifically incorporated by reference into any other filings that we make with the SEC. In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
Other Matters
As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.
We have filed our Annual Report on Form 10-K for the year ended December 31, 2024 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder of Arcutis Biotherapeutics, Inc., we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361.

By Order of the Board of Directors

/s/ Todd Franklin Watanabe
Todd Franklin Watanabe
President, Chief Executive Officer and Director
April 29, 2025

SAMPLE

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 11, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V71107-P32330 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARCUTIS BIOTHERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	**For**	**Withhold**
1a. Bhaskar Chaudhuri, Ph.D.	☐	☐
1b. Sue-Jean Lin	☐	☐
1c. Howard G. Welgus, M.D.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

V71108-P32330

ARCUTIS BIOTHERAPEUTICS, INC.
Annual Meeting of Stockholders
June 12, 2025 at 7:30 AM, Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Todd Franklin Watanabe, Latha Vairavan and Masaru Matsuda, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ARCUTIS BIOTHERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 AM, Pacific Time on June 12, 2025, at www.virtualshareholdermeeting.com/ARQT2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side